Exhibit 99.1

Item 6. Selected Financial Data

The following table (in thousands, except per share amounts, common shares issued, shareholders of record, and employees) sets forth selected historical consolidated financial data as of and for each of the years ended December 31, 2003 through 2007, and is derived from our financial statements. The data set forth below should be read in conjunction with, and is qualified in its entirety by, our Consolidated Financial Statements and the Notes thereto included in Item 8. Financial Statements and Supplementary Data below.

	2007	2006	2005	2004	2003
Sales of products	$153,702	$122,585	$71,152	$82,942	$77,161
Income (loss) from continuing operations	$68,157	$64,788	$(17,951)	$(12,958)	$(17,263)
Income (loss) from discontinued operations, net of tax (1)	$(14,960)	$4,334	$(7,409)	$6,824	$10,175
Income (loss) before cumulative effect of change in accounting principle (2)	$53,197	$69,122	$(25,360)	$(6,134)	$(7,088)
Net income (loss)	53,197	69,122	(25,360)	(6,134)	(6,016)
Preferred stock dividends (3,4)	(1,024)	(552)	(552)	(11,602)	(12,154)
Income (loss) applicable to common shareholders	$52,173	$68,570	$(25,912)	$(17,736)	$(18,170)
Basic and diluted income (loss) per common share
From continuing operations	$0.56	$0.54	$(0.16)	$(0.21)	$(0.26)
From discontinued operations	$(0.13)	$0.03	$(0.06)	$0.06	$0.10
Net income (loss)	$0.43	$0.57	$(0.22)	$(0.15)	$(0.16)
Total assets	$650,737	$346,269	$272,166	$279,448	$278,195
Accrued reclamation & closure costs	$106,139	$65,904	$69,242	$74,413	$70,048
Noncurrent portion of debt	$—	$—	$3,000	$—	$2,341
Cash dividends paid per common share	$—	$—	$—	$—	$—
Cash dividends paid per Series B preferred share (4)	$3.50	$3.50	$18.38	$—	$—
Common shares issued	121,456,837	119,828,707	118,602,135	118,350,861	115,543,695
Mandatory Convertible Preferred shares issued and outstanding	2,012,500	—	—	—	—
Shareholders of record	6,598	6,815	7,568	7,853	8,203
Employees	871	1,155	1,191	1,417	1,074

______________

(1)

On July 8, 2008, we completed the sale of our wholly owned subsidiaries which owned all of our business and operations in Venezuela. Accordingly, our historical financial statements have been revised to report our Venezuelan operations as discontinued operations for all periods presented

(2)	In 2003, we adopted SFAS No. 143 “Accounting for Asset Retirement Obligations,” which resulted in a positive cumulative effect of a change in accounting principle of $1.1 million.
(3)	During the years ended December 31, 2004 and 2003, we entered into various agreements to acquire Series B preferred stock in exchange for newly issued shares of common stock as follows:
	Year ended December 31,
	2004	2003
Number of shares of Series B preferred stock exchanged for shares of common stock	306,961	288,625
Number of shares of common stock issued	2,436,098	2,183,719
Non-cash preferred stock dividend incurred in exchange (millions of dollars) (a)	$10.9	$9.6
(a)

The non-cash dividend represents the difference between the value of the common stock issued in the exchange offer and the value of the shares that were issuable under the stated conversion terms of the Series B preferred stock. The non-cash dividend had no impact on our total shareholders’ equity as the offset was an increase in common stock and surplus.

(4)

As of December 31, 2004, we had not declared or paid a total of $2.3 million of Series B preferred stock dividends. As the dividends are cumulative, they are reported in determining the income (loss) applicable to common stockholders, but are excluded in the amount reported as cash dividends paid per preferred share. The $2.3 million in cumulative, undeclared dividends were paid in July 2005. A $0.875 per share dividend was declared on the 157,816 outstanding Series B preferred shares in December 2004, and paid in January 2005, and additional dividends totaling $0.4 million were declared and paid during 2005. A total of $2.9 million in dividends paid during 2005 are included in the amount reported as cash dividends paid per preferred share for 2005, and $0.6 million in dividends declared during 2005 were included in the determination of loss applicable to common stockholders. During 2006 and 2007, $0.6 million in dividends were declared and paid.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements contained in this Form 8-K, including in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosure About Market Risk, are intended to be covered by the safe harbor provided for under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our forward-looking statements include our current expectations and projections about future results, performance, results of litigation, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “feel,” “plan,” “estimate,” “project,” “forecast” and similar expressions. These forward-looking statements are based on information currently available to us and are expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to, those set forth under Part I, Item 1A – Business – Risk Factors in our annual report filed on Form 10-K for the year ended December 31, 2007, as updated in Part II, Item 1A. Risk Factors in our report on Form Q for the six months ended June 30, 2008. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to Hecla Mining Company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

Established in 1891 in northern Idaho’s Silver Valley, Hecla Mining Company has distinguished itself as a respected precious metals producer with a rich history of mining. Headquartered in Coeur d’Alene, Idaho, this international, NYSE-traded company is 117 years old.

In 2007, we continued to build on our silver operations and exploration potential. For eight consecutive quarters, our silver operations’ gross profit has exceeded $10 million per quarter, and we ended 2007 with the lowest silver cash costs per ounce in our history.

We improved our production of silver to 5.6 million ounces in 2007, up slightly from 2006. Production of lead and zinc, important by-products at our Lucky Friday and Greens Creek mines, also improved in 2007.

Prior to the second quarter of 2008, we also reported a fourth segment, the La Camorra unit, representing our operations and various exploration activities in Venezuela. On June 19, 2008, we entered into an agreement to sell our wholly owned subsidiaries holding our business and operations in Venezuela, the transaction closing on July 8, 2008. Our Venezuelan activities are reported as discontinued operations on the Condensed Consolidated Statement of Operations for all periods presented (see Note 21 of Notes to Condensed Consolidated Financial Statements for more information). As a result, we have determined that it is no longer appropriate to present a separate segment representing our operations in Venezuela as of and for the years ended December 31, 2007, 2006 and 2005 and have revised the corresponding information for all periods presented.

Our revenues were $153.7 million in 2007, which was 25% higher than revenues of $122.6 million reported for 2006. Improved silver, gold, and lead prices during 2007 supplemented increases from our higher silver and base metal production, although the average zinc price declined by approximately 1%. The average total cash cost per silver ounce for 2007 was our lowest ever at negative $2.81, an improvement from last year’s $0.24.

Earnings from continuing operations in 2007 totaled $68.2 million, or $0.56 per diluted share, compared to $64.8 million, or $0.54 per diluted share, in 2006. Gross profit from continuing operations exceeded its 2006 level by 3%, and pre-production costs incurred at the Hollister Development Block were $7 million less than in 2006, due to the sale of Hollister in April 2007. Furthermore, we recorded a gain of $63 million on asset sales in 2007 versus $41 million in 2006. However, we also recorded in 2007 a non-cash charge of $46 million for environmental accruals related to Idaho’s Coeur d’Alene Basin, which had no comparable event in 2006. The loss from discontinued operations was $15.0 million, or $(0.13) per share, in 2007 compared with income of $4.3 million, or $0.03 per share, in 2006. Meanwhile, the balance of our cash and equivalents grew by $298 million in 2007 versus $70 million in 2006. Our sale of over two million shares of Mandatory Convertible Preferred Stock in December 2007, for net proceeds of $194.9 million, was instrumental in the growth of our cash balance.

The factors driving metals prices are largely beyond our control and are difficult to predict. While prices rebounded in 2006 and sustained their high levels in 2007, we remain at risk for downturns in prices. Average prices in 2007 compared to those in 2006 and 2005 are illustrated in the Results of Operations section below.

On February 12, 2008, we announced an agreement to acquire the remaining 70.3% interest in the Greens Creek mine for total consideration of $700 million in cash and approximately $50 million of Hecla common stock. Greens Creek is regarded as the world’s fifth largest silver mine, and is among the lowest cost silver mines in North America. The transaction is anticipated to almost double our annual silver production and have a positive impact on our silver cost per ounce. In addition, on February 13, 2008, we announced an agreement to acquire substantially all of the assets of Independence Lead Mines Company. On February 21, 2008, we announced that our wholly-owned subsidiary, Rio Grande Silver Inc., acquired the right to earn into a 70% joint venture interest in an approximately 25-square-mile consolidated land package in the Creede Mining District of Colorado. For more information on these transactions, see Note 20 of Notes to Consolidated Financial Statements.

2007 Milestones

Significant 2007 accomplishments included:

•	Record low average total cash costs per silver ounce.
•

The sale of our interest in the Hollister Development Block, Inc., in the second quarter 2007, for $45 million cash and stock in Great Basin Gold (valued at $19 million when acquired), for a gain of $63 million.

•

The sale of 2,012,500 shares of our Mandatory Convertible Preferred Stock for net proceeds of $194.9 million, for general corporate purposes, including acquisitions of other businesses, securities, assets, properties or mining projects, claims or interests. See Note 10 of Notes to Consolidated Financial Statements for further discussion.

Record high cash, cash equivalents, and short-term investments of $400 million at year-end, nearly quadruple the level at the end of 2006, and no corporate debt.

Surface exploration drilling in the Silver Valley after a hiatus of over a decade.

A commitment of $5.1 million to the Hecla Charitable Foundation, which was funded in January 2008 with 550,000 shares of Hecla common stock.

2008 Objectives

Significant 2008 goals include:

•	Production of approximately 5.7 million ounces of silver and 85,000 to 100,000 ounces of gold, without considering the impact of the Greens Creek transaction.
•	Successful closure and integration of the acquisition of the remaining 70.3% interest in Greens Creek.
•	Continuation of our major exploration program in the Silver Valley of northern Idaho, in the vicinity of Greens Creek in Alaska, and at and around our concessions in the state of Durango, Mexico.
•	Completion of a plan for development of an internal shaft that would provide access to new, deep areas of mineralization at Lucky Friday.
•	Completion of a pre-feasibility study to determine how we might expand production from the Lucky Friday orebody.
•	Consummation of the transaction to acquire Independence (see Note 20 of Notes to Consolidated Financial Statements for further discussion).
•

Commencement of earn-in exploration work in Colorado related to our recent agreement to acquire joint venture earn-in rights there (see Note 20 of Notes to Consolidated Financial Statements for more information).

•	Continued focus on acquiring new assets to accelerate growth.

Key Issues

We expect our strategy to increase production and expand our proven and probable reserves will be implemented by development and exploration, as well as by future acquisitions. Our strategic plan requires that we overcome several pervasive challenges and risks inherent in conducting mining, development, exploration and metal sales in multiple national and international locations.

One such challenge is metals prices. While the metals mining industry enjoyed continued strength in metals prices from 2006 through 2007, we have very little control over prices. We must make our strategic plans in the context of significant uncertainty about future revenues, which is a daunting challenge to an industry for which new opportunities can require many years and substantial cost from discovery to production. We approach this challenge by investing exploration and capital in districts with an established history of success, and in managing our operations in a manner that seeks to mitigate the effects of lower prices.

Another challenge is the risk associated with environmental litigation and ongoing reclamation activities. As described in Note 8 of Notes to Consolidated Financial Statements, it is possible that our estimate of these liabilities may change in the future, as they did in 2007, and that our strategic plans could be affected as a result. In accordance with our environmental policy, our operating activities will be conducted in a manner that attempts to minimize risks to public health and safety. We believe that natural resources can be developed and utilized in a manner consistent with proper stewardship for the environment, and plan to design and manage our projects in an attempt to reasonably minimize risk and negative effects on the environment. We will continue to strive to ensure that our activities are conducted in compliance with applicable laws and regulations.

We also have faced challenges from political, social, and regulatory change in Venezuela. In 2007, our cash balance increased in Venezuela by $8 million, to $30 million (translated at the official exchange rate of 2,150 Bolívars to $1), as a result of the 2005 Criminal Exchange Act, which regulates the movement of cash from Venezuela at the official rate. We are able to repatriate cash to the U.S., however, in doing so, we must utilize specific government programs that have been limited, or utilize negotiable instruments on which we have incurred losses (see Note 1 of Notes to Consolidated Financial Statements).

Another challenge to us in Venezuela has been the government’s view on strategic industries. Through 2007, the government announced the intention of nationalizing strategic industries, including petroleum, communications, and banking. While mining has not been mentioned as a strategic industry, we monitored the government’s view of the mining industry in Venezuela. On July 8, 2008, the Company completed the sale of the wholly owned subsidiary holding our operations in Venezuela. (See Note 21 of Notes to Consolidated Financial Statements.)

Results of Operations

For the year ended December 31, 2007, we reported income applicable to common shareholders of $52.2 million, compared to income applicable to common shareholders of $68.6 million in 2006 and a loss applicable to common shareholders of $25.9 million in 2005. The following factors positively impacted the results for the year ended December 31, 2007, compared to 2006 and 2005:

•	Increased gross profit at our Lucky Friday and Greens Creek units (see the Lucky Friday Segment and Greens Creek Segment sections below for further discussion of operating results).
•	Increased average silver, gold and lead prices, illustrated by the following table comparing the average prices for the years ended December 31, 2007, 2006 and 2005:
	December 31,
	2007	2006	2005
Silver — London PM Fix ($/ounce)	$13.39	$11.57	$7.31
Gold — London PM Fix ($/ounce)	$697	$604	$444
Lead — LME Final Cash Buyer ($/pound)	$1.17	$0.58	$0.44
Zinc — LME Final Cash Buyer ($/pound)	$1.47	$1.49	$0.63
•

The sale of our interest in the Hollister Development Block gold exploration project in April 2007, which resulted in a pre-tax gain of $63.1 million (see Note 19 of Notes to the Consolidated Financial Statements for further discussion).

The positive impact of these factors on our 2007 operating results, compared to 2006 and 2005, was partially offset by the following:

•

An increase of $44.7 million in 2007 in our estimated liabilities for environmental remediation in Idaho’s Coeur d’Alene Basin and the Bunker Hill Superfund Site. During the second quarter of 2007, we finalized a proposed multi-year clean-up plan for the upper portion of the Coeur d’Alene Basin, together with an estimate of related costs to implement the plan. Based on that work and a reassessment of our other potential liabilities in the Basin, we increased our accrual for remediation in the Basin by $42 million. We also accrued an additional $2.7 million for the remaining Bunker Hill Superfund Site work. For additional discussion, see Bunker Hill Superfund Site and Coeur d’Alene River Basin Environmental Claims in Note 8 of Notes to the Consolidated Financial Statements.

•

We committed to a donation of our common stock valued at $5.1 million in 2007 for the creation of Hecla Charitable Foundation, an organization that will fund charitable contributions in the communities in which Hecla holds mining interests.

•	A loss from discontinued operations at our discontinued La Camorra unit in 2007 (see the Discontinued Operations - La Camorra Segment section below).
•

A $9.7 million income tax benefit recognized in 2006 resulting primarily from a valuation allowance adjustment to increase deferred tax assets, compared to a $8.5 million adjustment related to an increase to our deferred tax assets in 2007 (see Note 6 of Notes to the Consolidated Financial Statements for further discussion).

In addition, the factors below positively impacted our 2006 operating results:
•	The sale of our investment in Alamos Gold, Inc. in January 2006, for $57.4 million in cash proceeds, generating a pre-tax gain of $36.4 million.
•	The sale of our Noche Buena gold exploration property in Mexico during April 2006, generating a $4.4 million pre-tax gain.

The Lucky Friday Segment

The following is a comparison of the operating results and key production statistics of our Lucky Friday segment (dollars are in thousands, except per ounce amounts):

	Years Ended December 31,
	2007	2006	2005
Sales	$80,976	$52,422	$21,792
Cost of sales and other direct production costs	$(35,840)	$(26,936)	$(16,958)
Depreciation, depletion and amortization	$(3,883)	$(3,565)	$(593)
Gross profit	$41,253	$21,921	$4,241

Tons of ore milled	323,659	276,393	214,158
Silver ounces produced	3,071,857	2,873,663	2,422,537
Lead tons produced	18,297	16,657	14,560
Zinc tons produced	8,009	6,537	4,080
Silver ounces per ton	10.27	11.34	12.20
Lead percent	6.12	6.57	7.30
Zinc percent	3.16	3.34	2.74
Total cash cost per silver ounce (1)	$(0.75)	$3.65	$5.27

______________

(1)

A reconciliation of this non-GAAP measure to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found below in Reconciliation of Total Cash Costs (non-GAAP) to Costs of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP).

The increase in gross profit in 2007, compared to 2006 and 2005, resulted primarily from higher average silver and lead prices and increased production, partially offset by lower ore grades. Full production on the 5900 level expansion was reached in the fourth quarter of 2006, resulting in approximately 2,863,803 ounces of silver mined from the 5900 level during 2007. Upgrades to the mill in 2005-2007 have resulted in operating efficiencies that, when coupled with the increased production from the 5900 level, increased tonnage milled in 2007 by 17% compared to 2006, despite eight and a half days of lost mill operation during the third quarter of 2007 due to plugged tailings lines. However, the production improvements were partially offset by a 9% decrease in silver ore grade due to the nature of the current ore body and increased zinc production.

The improvement in total cash costs per silver ounce in 2007, as compared to 2006 and 2005, is attributed to higher lead and zinc by-product credits resulting primarily from increased average lead prices and higher production for both metals. Mining at wider strike lengths and wider faces at the Lucky Friday has allowed us to take advantage of the high base metals prices. Ore was mined at greater widths to include stringers that give us access to zinc that otherwise would not be mined. This results in an economic benefit, but also temporarily lowers the silver ore grade below life-of-mine reserve levels, as anticipated, and delays some silver production to later periods. Increased productivity and lower transportation costs, due to increased production from the 5900 level, have also contributed to the improved total cash cost per ounce. While value from lead and zinc is significant at the Lucky Friday, we believe that identification of silver as the primary product, with zinc and lead as by-products, is appropriate because:

•	Silver has historically accounted for a higher proportion of revenue than any other metal and is expected to do so in the future;
•	The Lucky Friday unit is situated in a mining district long associated with silver production; and
•	The Lucky Friday unit generally utilizes selective mining methods to target silver production.
•

The recent increase in the lead price changed the balance of revenue for Lucky Friday, so that lead competed with silver for the largest portion of total revenue in 2007. We will continue to monitor the relationship of revenue contribution among the metals produced from Lucky Friday, however, until lead sustains its high price relative to silver for a longer period, we continue to view silver as our primary product.

We periodically review our proven and probable reserves to ensure that reporting of primary products and by-products is appropriate. Because we consider zinc and lead to be by-products of our silver production, the values of these metals offset increases in operating costs due to the increased average prices.

The Greens Creek Segment

The following is a comparison of the operating results and key production statistics of our Greens Creek segment (dollars are in thousands, except per ounce amounts, and reflect a 29.7% share):

	Years Ended December 31,
	2007	2006	2005
Sales	$72,726	$69,208	$36,728
Cost of sales and other direct production costs	$(27,753)	$(24,125)	$(19,255)
Depreciation, depletion and amortization	$(8,440)	$(8,191)	$(7,067)
Gross Profit	$36,533	$36,892	$10,406

Tons of ore milled	217,691	217,676	213,354
Silver ounces produced	2,570,701	2,636,083	2,873,532
Gold ounces produced	20,218	18,713	21,631
Zinc tons produced	18,612	17,670	19,209
Lead tons produced	6,252	6,242	6,515
Silver ounces per ton	15.45	15.78	18.17
Gold ounces per ton	0.14	0.13	0.15
Zinc percent	9.67	9.36	10.34
Lead percent	3.66	3.66	3.98
Total cash cost per silver ounce (1)	$(5.27)	$(3.47)	$1.46

______________

(1)

A reconciliation of this non-GAAP measure to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found in Reconciliation of Total Cash Costs to Costs (non-GAAP) of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP).

Gross profit in 2007, which was substantially the same as 2006, was impacted by increased production costs, partially offset by higher silver, gold and zinc prices. The higher production costs were due in large part to the rising cost of diesel fuel and an increased use of contract labor, as increasing industry competitiveness has resulted in a shortage of experienced miners. The increase in gross profit during 2006, compared to 2005, was primarily the result of higher average metals prices, partially offset by the effects of mine rehabilitation work and higher diesel prices.

Ground falls in various areas of the mine in the third quarter of 2005 resulted in the allocation of resources to rehabilitation work. Throughout 2006, Greens Creek continued to focus manpower and equipment on mine rehabilitation work relating to ground support reinforcement in the main haulage ways. Underground congestion caused by alternative truck routing, and the lack of available mine ore faces — both results of the focus on rehabilitation work — decreased production during the first six months of 2006. A mining contract company was engaged during the second quarter of 2006 to help maintain production and reduce the effects of the rehabilitation work, and ore production for the second half of 2006 was 15% higher compared to the same period of 2005 as a result. Throughout 2007, Greens Creek continued to utilize the contract mining company to maintain production levels and provide ore access development.

The Greens Creek operation is partially powered by diesel generators, and production costs have been significantly affected by increasing fuel prices. Infrastructure has been installed that allows hydroelectric power to be supplied to Greens Creek by Alaska Electric Light and Power Company (“AEL&P”), via a submarine cable from North Douglas Island, near Juneau, to Admiralty Island, where Greens Creek is located. AEL&P had agreed to supply interruptible power to Greens Creek, however, low lake levels and increased demand in the Juneau area have combined to decrease power available to Greens Creek. As a result, it is unlikely that Greens Creek will obtain significant utility power until 2009.

The 52% improvement in total cash costs per silver ounce in 2007, compared to 2006, is attributable to increased by-product credits, as 2007 lead and gold prices exceeded prices during the same 2006 period, partially offset by higher production costs. The 338% improvement in total cash cost per silver ounce in 2006, versus 2005, was due to increased by-product credits, as 2006 zinc, lead, and gold prices exceeded prices during the same 2005 period. While value from zinc, lead and gold by-products is significant, we believe that identification of silver as the primary product is appropriate because:

•

We have historically presented Greens Creek as a producer primarily of silver, based on the original analysis that justified putting the project into production, and believe that consistency in disclosure is important to our investors regardless of the relationships of metals prices and production from year to year;

•	Metallurgical treatment maximizes silver recovery;
•	The Greens Creek deposit is a massive sulfide deposit containing an unusually high proportion of silver;
•	In most of its working areas, Greens Creek generally utilizes selective mining methods in which silver is the metal targeted for highest recovery; and
•

The recent increase in the zinc price changed the balance of revenue for Greens Creek, so that zinc competed with silver for the largest portion of total revenue in 2006 and 2007. We will continue to monitor the relationship of revenue contribution among the metals produced from Greens Creek, however, until zinc sustains its high price relative to silver for a longer period, we continue to view silver as our primary product.

We periodically review our proven and probable reserves to ensure that reporting of primary products and by-products is appropriate. Because we consider zinc, lead and gold to be by-products of our silver production, the values of these metals offset increases in operating costs due to increased prices.

On February 12, 2008, we announced an agreement to purchase all of the shares of the Rio Tinto subsidiaries that held the remaining 70.3% interest in the Greens Creek mine, which has resulted in our various subsidiaries holding 100% ownership of Greens Creek. The transaction closed in the second quarter of 2008. For further discussion, see Note 20 of Notes to Consolidated Financial Statements.

The San Sebastian Segment

We reached the end of the known mine life on the Francine and Don Sergio veins at the San Sebastian unit in the fourth quarter of 2005. The following is a comparison of the operating results and key production statistics of our San Sebastian segment (dollars are in thousands, except per ounce amounts):

	Years Ended December 31,
	2007	2006	2005
Sales	$—	$955	$12,632
Cost of sales and other direct production costs	—	(907)	(11,546)
Depreciation, depletion and amortization	—	—	(3,180)
Gross profit (loss)	$—	$48	$(2,094)
Tons of ore milled	—	—	71,671
Silver ounces produced	—	—	171,860
Gold ounces produced	—	—	17,160
Silver ounces per ton	—	—	11.40
Gold ounces per ton	—	—	0.27
Total cash cost per silver ounce (1)	$—	$—	$2.27

______________

(1)

A reconciliation of this non-GAAP measure to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found below in Reconciliation of Total Cash Costs (non-GAAP) to Costs of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP).

Significant exploration efforts have continued during 2006 and 2007 at the Hugh Zone and other exploration targets located on or near the San Sebastian property, where we now hold 346 square miles of contiguous concessions. Additional exploration activity at the San Sebastian unit in 2007 included completion of initial drilling on a number of veins at our Rio Grande project, where our concession holdings cover approximately 5 square miles. We incurred $7.5 million in exploration expenses during 2007 at the San Sebastian unit, compared to $5.8 million in 2006 and $5.7 million in 2005.

The National Miners Union initiated a strike at our Velardeña mill in October 2004, which prevented production at the San Sebastian unit until it was resolved in June 2005. During the strike, costs related to our mining operations were included in the valuation of our stockpile inventory, while costs related to the idle mill were expensed as incurred. Upon resolution of the strike, mining activities resumed until October 2005, at which time we reached the end of the known mine life.

The San Sebastian mine and Velardeña mill are currently on care-and-maintenance status as we continue exploration efforts. Sales reported for 2006 represent final settlement payments received on prior period doré shipments, and include revenue received from silver and gold contained in material remaining in the mill after operations ceased.

During periods of operation, gold has been considered a by-product credit at the San Sebastian unit. While value from by-product gold has been significant for San Sebastian, we believe that identification of silver as the primary product, with gold as a by-product, was appropriate because:

•

We have historically presented San Sebastian as a producer primarily of silver, based on the original analysis that justified putting the project into production, and believe that consistency in disclosure is important to our investors regardless of the relationships of metals prices and production from year to year;

•	San Sebastian is in a mining district historically identified with silver;
•	Exploration has been directed toward silver, and recent exploration results have shown a predominant silver content; and
•	Our mining methods and production planning have targeted silver as our primary product, which has been accompanied by a significant gold presence.

Costs related to the Velardeña mill strike and care and maintenance of the mine and mill of $2.0 million were not included in the calculation of 2005 total cash costs per ounce.

Discontinued Operations - The La Camorra Segment

During the second quarter of 2008, we committed to a plan to sell all of the outstanding capital stock of El Callao Gold Mining Company (“El Callao”) and Drake-Bering Holdings B.V. (“Drake-Bering”), our wholly owned subsidiaries holding our business and operations of the La Camorra Unit. On June 19, 2008, we announced that it had entered into an agreement to sell 100% of the shares of El Callao and Drake-Bering to Rusoro Mining, Ltd. (“Rusoro”) for $20 million in cash and 4,273,504 shares of Rusoro common stock. The transaction closed on July 8, 2008. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company’s Venezuelan business and operations have been classified as held for sale and the results of its operations have been reported in discontinued operations for all periods presented. See Note 21 of Notes to Condensed Consolidated Financial Statements (Unaudited) for more information.

The following table provides a comparison of operating results and key production statistics for our Venezuelan operations, which include the La Camorra mine and mill, a custom milling business and Mina Isidora, where full production was reached in the third quarter of 2006 (dollars are in thousands, except per ounce amounts):

	Years Ended December 31,
	2007	2006	2005
Sales	$68,920	$96,310	$39,009
Cost of sales and other direct production costs	(52,212)	(53,235)	(27,432)
Depreciation, depletion and amortization	(14,557)	(27,039)	(9,622)
Gross profit	$2,151	$16,036	$1,955
Tons of ore milled	142,927	236,460	191,900
Gold ounces produced	87,490	160,563	101,474
Gold ounce per ton	0.629	0.708	0.558
Total cash cost per gold ounce (1)	$537	$345	$337

______________

(1)

A reconciliation of this non-GAAP measure to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measure, can be found below in Reconciliation of Total Cash Costs (non-GAAP) to Costs of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP).

The reduction in gross profit for 2007, compared to 2006 and 2005, primarily resulted from:

•

Escalating labor, commodity and transportation costs. The higher transportation costs are related to haulage of ore mined from Mina Isidora and ore purchased from small third-party mining operations to our milling facility located approximately 70 miles from Mina Isidora.

•

Reduced production from the La Camorra mine due to mining at greater depths, lower productivity, lower gold grades, and reduced reserves. We reached the end of the currently known mine life there in June 2007, and production from the La Camorra unit transitioned primarily to Mina Isidora.

•

A temporary suspension of operations at Mina Isidora during the second quarter of 2007. A road blockade in early May 2007 disrupted access to Mina Isidora and impacted gold production. The issues with the community and a small number of employees resulting in the blockade, which primarily consisted of Hecla continuing its program of improving local infrastructure, were resolved, and operations at the mine were restored at the beginning of the third quarter of 2007. Gold doré pours resumed in August 2007.

•	$1.3 million in expense recognized in 2007 related to voluntary termination of personnel at the La Camorra mine.
•

We increased the provision for materials and supplies inventory impairment at our La Camorra segment to $5.1 million at December 31, 2007, from $3.9 million at December 31, 2006, with the adjustment recorded as a charge to cost of sales and other direct production costs.

These factors were partially offset by $7.1 million in transaction gains on local gold sales in Venezuela, which are included in 2007 sales for the discontinued La Camorra segment, compared to $1.5 million in 2006. There were no such gains in 2005.

In order to mine more efficiently at greater depths and potentially develop further proven and probable reserves, we made the decision in 2003 to construct a production shaft at the La Camorra mine, which was placed into service during the third quarter of 2005. However, proven and probable ore reserves continued to decrease at the La Camorra mine since 2005, as it exhibited lower ore grades, and no significant results have been returned from drilling in the La Camorra vicinity. As a result, reduced production levels from the La Camorra mine continued, and we reached the end of the known mine life there in June 2007. Depreciation expense related to the shaft has negatively affected gross profit for the La Camorra unit since it was commissioned, and continued to do so until the shaft was depreciated to its salvage value in the second quarter of 2007. We applied for permits in order to continue exploration activity on concessions surrounding the La Camorra mine during 2007, however, no permits were issued to us. The carrying value of assets at the La Camorra mine, excluding the value of the La Camorra mill, was approximately $2.4 million at December 31, 2007.

The construction of the production shaft was more costly and took longer than originally anticipated, and we disputed some of the shaft construction costs submitted by the contractor. Pursuant to the construction agreement, we submitted the matter to arbitration in November 2005. In January 2007, the matter was resolved, resulting in a dismissal of the arbitration and all claims by each party against the other. As a result of the settlement, we paid an additional $4.0 million and recognized an additional $2.8 million for the cost of the project in 2006, as an accrual for $2.2 million was already recorded. See Note 8 of Notes to Consolidated Financial Statements for additional information.

A strike at the La Camorra mine suspended operations for 13 days during the third quarter of 2005. The strike, along with subsequent labor issues, significantly impacted production at the La Camorra unit during the second half of 2005. Operations at our La Camorra were suspended due to an additional 17-day strike, which ended in December 2007.

Functional Currency for Venezuelan Operations

Effective January 1, 2007, we implemented a change in the functional currency for our Venezuelan operations from the U.S. dollar to the Bolívar, the national currency in Venezuela. We believe that significant changes in the economic facts and circumstances affecting our Venezuelan operations indicate that a change in the functional currency is appropriate, under the provisions of SFAS 52. The functional currency change resulted in a reduction of approximately $7.1 million in the carrying value of net assets, with a translation adjustment for the same amount recorded to the opening balance of accumulated other comprehensive income. Further discussion of the functional currency change can be found in Note 18 of Notes to Consolidated Financial Statements.

Corporate Matters

Other significant variances affecting our 2007 results, as compared to 2006 results, were as follows:

•

Overall increase in exploration expense in 2007 of $1.2 million, due primarily to increased costs for exploration activity at our San Sebastian unit in Mexico, the addition of our new office in Vancouver, British Columbia, and an exploration program to generate new projects underway in North Idaho’s Silver Valley, ), partially offset by the sale of the Hollister Development Block project (see Note 19 of Notes to Consolidated Financial Statements for further information;

•	Lower pre-development expense in 2007, by $7.1 million, as a result of the Hollister sale discussed in Note 19 of Notes to Consolidated Financial Statements;
•	Higher net foreign exchange losses in 2007 by $7.1 million included in loss on discontinued operations, which resulted primarily from the repatriation of cash from Venezuela;
•

An increase in the provision for closed operations and environmental matters in 2007 of $45.6 million, which includes a $44.7 million adjustment to increase the accruals relating to the Coeur d’Alene Basin and Bunker Hill Superfund Site, as discussed further in the Results of Operations section above. A $1.2 million adjustment to increase the accrual related to the idle Republic mine site, in the State of Washington, and idle property expenses recognized during the second half of 2007 relating to the La Camorra mine, as we reached the end of the known mine life there in June 2007, also contributed to the higher 2007 expense; and

•	Increased interest income in 2007 by $3.6 million, due to higher invested cash and investment balances.

Significant variances relating to 2006 results of operations compared to 2005 were the result of:

•

Higher general and administrative expenses in 2006 totaling $4.9 million, primarily the result of increased staffing and incentive compensation expenses, and approximately $1.5 million related to the adoption of SFAS 123(R);

•

Overall increase of $6.2 million in exploration expenses, offset by lower pre-development costs due to a shift in classification of costs incurred at the Hollister Development Block project in Nevada, where we began underground exploration drilling during the first quarter of 2006;

•

Increase in expenditures for closed operations and environmental matters, as the San Sebastian unit was placed on care-and-maintenance status at a cost of $2.4 million in 2006 (see the San Sebastian Segment section above);

•	$2.0 million increase in interest income due to higher cash balances and higher interest rates;
•

Increase in interest expense related to our $30.0 million revolving credit facility, which was entered into in September 2005 and subject to interest on outstanding balances. In addition, we are subject to a quarterly commitment fee, which totaled $0.2 million in 2006, on the unused portion of the amount available under the facility, and we also have costs related to amortization of the original loan fees associated with the facility. We had an outstanding balance under the credit agreement of $3.0 million at December 31, 2005, and borrowed an additional $3.0 million in January 2006. The $6.0 million balance was repaid in February 2006, with no additional borrowings made during 2006 or 2007, and no outstanding balance under the credit agreement at December 31, 2006 or December 31, 2007; and

•

An income tax benefit of $9.7 million in 2006, compared to an income tax provision of $0.6 million in 2005. The 2006 income tax benefit is primarily the result of a decrease in the valuation allowance on our deferred tax assets. See Note 6 to Notes to Consolidated Financial Statements for further discussion.

For the sole purpose of implementing a holding company structure, on November 8, 2006, an Agreement and Plan of Reorganization was filed. Under that Plan of Reorganization, Hecla Mining Company, a new Delaware corporation organized on August 7, 2006, and formerly named Hecla Holdings Inc., became the successor issuer to Hecla Limited, formerly named Hecla Mining Company. In addition, Hecla Limited became a wholly-owned subsidiary of Hecla Mining Company.

Reconciliation of Total Cash Costs (non-GAAP) to Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP)

The tables below present reconciliations between non-GAAP total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) for our operations for the years ended December 31, 2007, 2006 and 2005 (in thousands, except costs per ounce).

Total cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Total cash costs provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies.

Cost of sales and other direct production costs and depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. The sum of the cost of sales and other direct production costs and depreciation, depletion and amortization for our silver and gold operating units in the tables below is presented in our Consolidated Statement of Operations and Comprehensive Income (Loss).

	Lucky Friday Unit
	Year ended December 31,
	2007	2006	2005
Total cash costs (1)	$(2,313)	$10,486	$10,986
Divided by silver ounces produced (4)	3,072	2,874	2,085
Total cash cost per ounce produced	$(0.75)	$3.65	$5.27
Reconciliation to GAAP:
Total cash costs	$(2,313)	$10,486	$10,986
Depreciation, depletion and amortization	3,883	3,565	593
Treatment & freight costs	(14,260)	(15,360)	(7,006)
By-product credits (1)	52,457	32,135	12,962
Change in product inventory	(61)	(345)	5
Reclamation, severance and other costs	17	20	13
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$39,723	$30,501	$17,553

	Greens Creek Unit
	Year ended December 31,
	2007	2006	2005
Total cash costs (1)	$(13,560)	$(9,157)	$4,190
Divided by silver ounces produced	2,571	2,636	2,874
Total cash cost per ounce produced	$(5.27)	$(3.47)	$1.46
Reconciliation to GAAP:
Total cash costs	$(13,560)	$(9,157)	$4,190
Depreciation, depletion and amortization	8,440	8,192	7,067
Treatment & freight costs	(17,295)	(21,686)	(15,090)
By-product credits (1)	59,622	54,081	30,200
Change in product inventory	(1,200)	718	(330)
Reclamation, severance and other costs	186	170	286
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$36,193	$32,318	$26,323

	Total, All Locations
	Year ended December 31,
	2007	2006	2005
Reconciliation to GAAP, All Locations:
Total cash costs (1,2)	$(15,873)	$1,329	$16,807
Depreciation, depletion and amortization (2)	12,323	11,757	10,840
Treatment & freight costs	(31,555)	(37,046)	(22,424)
By-product credits (1)	112,079	86,216	50,899
Idle facility costs(2)	—	—	2,022
Change in product inventory (3)	(1,261)	1,278	(939)
Reclamation, severance and other costs	203	190	1,395
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$75,916	$63,724	$58,600

______________

(1)

“Total Cash Costs” includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mine production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

(2)

The mill that processed San Sebastian ore in Mexico was closed for most of the first six months of 2005 (and fourth quarter of 2004) due to a strike by mill workers, making 2005 production statistics not meaningful, including total cash costs per ounce produced. Mine and mill operations ceased in October 2005. During 2005, cost of sales and other direct production costs of $2.6 million were not included in the determination of total cash costs for silver operations. San Sebastian recognized depreciation, depletion and amortization expense of $2.5 million during 2005, which is reflected in the total for all properties and combined silver properties above.

(3)	Includes approximately $905,000 related to San Sebastian cost of sales and other direct production costs during the first quarter of 2006 for prior period doré shipments.
(4)

Ounces mined from the 5900 level development project at Lucky Friday are not included in the determination of total cash costs during 2005, as commercial production levels from the expansion project had not yet been reached. Approximately 385,000 ounces of silver were excluded from the calculation.

Financial Liquidity and Capital Resources

Our liquid assets include (in millions):

	December 31, 2007	December 31, 2006	December 31, 2005
Cash and cash equivalents held in U.S. dollars	$343.1	$53.9	$4.9
Cash and cash equivalents held in foreign currency	30.0	22.0	1.4
Adjustable rate securities	4.0	25.5	—
Marketable equity securities, current	21.8	—	40.9
Marketable equity securities, non-current	8.4	6.2	2.2
Total cash, cash equivalents and investments	$407.3	$107.6	$49.4

The balance of our cash and cash equivalents increased by $297.2 million in 2007, up from an increase of $69.6 million in 2006 and a decrease of $28.2 million in 2005. Significant reasons for the increase in cash flow in 2007 include:

•	Sale in December 2007 of 2,012,500 shares of Mandatory Convertible Preferred Stock with proceeds of $194.9 million, net of related fees;
•	Receipt of $45.0 million for the divestment of the Hollister Development Block project;
•	Net income (adjusted for non-cash elements) in 2007 that exceeded last year’s level by $1.7 million;
•	Repayment in 2006 of a $3.0 million then-outstanding balance on our revolving credit facility; and
•	Decreased working capital and other non-current assets and liabilities of $2.4 million in the current year versus $0.6 million last year.

The above increased year-on-year cash flows have been partly offset by:

•	Sale of our holdings of Alamos Gold equity securities in 2006 for $57.4 million;
•	Additions to properties, plants, and equipment that have exceeded last year’s levels by $13.7 million; and
•	Proceeds from asset sales in 2006 of $4.4 million, primarily from our interest in the Noche Buena property in Mexico.

In addition to the foregoing changes in cash and cash equivalents, our liquidity has been boosted by:

•

Receipt of stock in Great Basin Gold upon the sale of our interest in the Hollister Development Block project, which was valued at $18.6 million upon acquisition and increased in value subsequent to receipt;

•	Appreciation totaling $5.2 million in the value of equity securities held by us; and
•

Release of a cash deposit of approximately $4.3 million previously held by the Tax Court in Venezuela, resulting in a reclassification from non-current restricted cash and investments to cash and cash equivalents.

Our current ratio at December 31, 2007 was 8.6 to 1, up from 3.2 to 1 at December 31, 2006. The change was attributable primarily to growth in our cash and current investment balances resulting from the sale of preferred stock, cash flow from operations, and asset sales in 2007, as well as to payment of current liabilities accrued at December 31, 2006 for the resolution of La Camorra shaft arbitration.

Liquidity for the next 12 months will be provided by existing cash balances and maturities of short-term investments, cash provided by operations, availability of our $30 million revolving line of credit which extends to September 2009, and issuance of securities pursuant to two extant registration statements that would allow us to issue a combination of common stock, additional preferred stock, warrants, and debt.

In addition, on February 12, 2008, we announced an agreement to acquire 100% of the shares of the companies owning 70.3% of the Greens Creek mine, where we currently own the remaining 29.7% interest, for $750 million. The purchase price is comprised of $700 million in cash and $50 million in Hecla common stock. We have received $400 million in committed debt financing, which will fund the acquisition, together with existing cash. See Note 20 of Notes to Consolidated Financial Statements for further discussion.

We believe our cash, cash equivalents, short-term investments, non-current equity investments, and cash from operations may not be adequate to meet our obligations during the next twelve months without the potential addition of new debt or equity financing. Our plans for significant uses of cash in 2008 include the following:

•	$700 million towards the transaction to purchase 70.3% of the Greens Creek mine, as discussed above;
•

Capital expenditures of $50 - $60 million, primarily related to sustaining and growth capital at our Lucky Friday mine, sustaining capital at Greens Creek mine in which we are a 29.7% participant, and sustaining capital at our Mina Isidora operation in Venezuela;

•	Exploration expenditures of approximately $25 million;
•	General funding of operations and general and administrative expenses;
•	Reclamation and other closure costs of approximately $10 million; and
•	Potential acquisitions of mining properties or businesses as opportunities may arise.

Operating Activities

Cash provided by operating activities totaled $65.0 million in 2007, up from $61.5 million in the same period last year. The increase in cash provided by operating activities was due to a $3.4 million increase in net income from continuing operations, a $30.7 million increase in noncash elements of net income related primarily to a provision for reclamation and closure costs in 2007, and an $8.2 million increase in working capital and other assets and liabilities in the 2007. In addition, discontinued operations provided $2.0 million in 2007 compared to $40.7 million in 2006 and $0.4 million in 2005. These changes included:

•

Accounts receivable decreased by $5.2 million in 2007 versus a $16.9 million increase in 2006 due to the timing of shipments to smelters. Furthermore, rising metals prices in 2007 resulted in higher product values than in 2006; and

•	Inventories increased by $1.7 million in 2007, resulting in a cash reduction, compared to the $1.1 million inventory decrease in 2006, due to the timing of shipments to smelters.

Our net cash provided by operating activities was $61.5 million in 2006, compared to a use of $5.9 million in 2005. The increase in cash provided by operating activities was primarily attributable to higher net income from continuing operations of $82.7 million in 2006. The primary driver of higher income was favorable metals prices, with all four metals produced by us at levels exceeding average 2005 prices by over 30% and a $36.4 million gain on the sale of securities. This was partially offset by timing of receipts and payments in the ordinary course of our business, with non-cash working capital decreasing by $4.3 million in 2006, compared to 2005.

Investing Activities

Cash provided by investing activities totaled $29.3 million in 2007, up from $8.2 million in 2006. The main differences between the years include:

•	Net maturities of short-term variable-rate investments. In 2006, these investments increased by $25.5 million, while in the current year, they decreased by $21.5 million; and
•	Discontinued operations used $0.8 million in 2007 compared to $10.3 million in 2006.

Partially offset by

•	Higher investment by $17.4 million in 2007 in property, plant, and equipment, primarily as a result of projects at our Lucky Friday mine; and
•

Lower proceeds from asset sales in 2007. In 2007, we received $45.0 million for the sale of our interest in the Hollister Development Block. In 2006, we received $61.8 million from asset sales, including the sale of Alamos stock and our Noche Buena property.

Our net cash provided by investing activities was $8.2 million in 2006, compared to cash applied in 2005 totaling $22.0 million. The increase in cash provided by investing activities was primarily due to:

•	Proceeds from the sale of our interest in Alamos Gold, Inc. totaling $57.4 million;
•	Discontinued operations used $10.3 million in 2006 compared to $31.0 million in 2005; and
•	Proceeds from asset sales totaling $4.5 million in 2006, primarily for our interest in the Noche Buena property in Mexico.

Partially offset by

•	Net purchases of short-term investments in 2006 compared to net sales in 2005 as our cash position strengthened.

Financing Activities

Cash provided by financing activities in 2007 totaled $202.9 million, in contrast to cash used in 2006 of $0.1 million, due to:

•	Our sale of 2,012,500 shares of Mandatory Convertible Preferred Stock in 2007 yielded $194.9 million;
•	Proceeds from stock option exercises in 2007 were higher than in 2006 by $4.8 million as more options were exercised due to higher stock prices in the current year; and
•	In 2006, we repaid our $3.0 million balance on our revolving loan facility, while in 2007, the facility carried no balance.

Our net cash used by financing activities totaled $0.1 million in 2006, compared to $0.3 million used in 2005. The increase in cash provided in 2006 was primarily due to:

•	Increased proceeds from stock issued pursuant to stock option plans in 2006; and
•	Decreased payments of dividends to holders of preferred shares due to payment of dividends in arrears in 2005.

These factors were partially offset by repayment of $3.0 million on our revolving loan facility in 2006, compared to $3.0 million in borrowings in 2005.

Contractual Obligations and Contingent Liabilities and Commitments

The table below presents our fixed, non-cancelable contractual obligations and commitments primarily related to our outstanding purchase orders, certain capital expenditures and lease arrangements as of December 31, 2007 (in thousands):

	Payments Due By Period
	Less than 1 year	1-3 years	3-5 years	After 5 years	Total
Purchase obligations (1)	$1,442	$—	$—	$—	$1,442
Long-term debt (2)	—	—	—	—	—
Commitment fees (2)	225	169	—	—	394
Contractual obligations (3)	4,788	—	—	—	4,788
Operating lease commitments (4)	1,068	1,632	712	—	3,412
Total contractual cash obligations	$7,523	$1,801	$712	$—	$10,036

______________

(1)

Consist of open purchase orders of approximately $0.2 million at the Lucky Friday unit, $0.5 million at the Greens Creek unit (our 29.7% portion) and $0.7 million at the La Camorra unit. Included in these amounts are approximately $0.1 million and $0.3 million related to various capital projects at the Lucky Friday and Greens Creek units, respectively.

(2)

In September 2005, we entered into a $30.0 million revolving credit agreement subject to an interest rate of 2.25% above the London InterBank Offered Rate or an alternate base rate plus 1.25%. There was no outstanding balance under the credit agreement at December 31, 2007. Each quarter, we pay a commitment fee of 0.75% of the unused balance. See Note 7 of Notes to Consolidated Financial Statements for more information.

(3)

As of December 31, 2007, we were committed to approximately $2.0 million for various capital projects at the Lucky Friday, Greens Creek and La Camorra units. Total contractual obligations at December 31, 2007 also include approximately $2.6 million related to ore transportation and other non-capital cost commitments at the La Camorra unit and approximately $0.2 million for commitments relating to non-capital items at Greens Creek (our 29.7% share).

(4)

We enter into operating leases in the normal course of business. Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional operating lease arrangements.

On February 12, 2008, we announced an agreement to purchase the remaining 70.3% of the Greens Creek mine for $700 in cash and approximately $50 million in Hecla common stock. See Note 20 of Notes to Consolidated Financial Statements for more information.

Within the area mined by Lucky Friday, we control the DIA area under a long-term agreement with Independence Lead Mines Company (“Independence”) expiring in February 2018 and renewable thereafter, that entitles us, as operator, to mine the DIA area, recoup certain capital investments and build a working capital account, after which Independence has a right to an 18.52% net profits royalty interest. In addition, after the capital account is paid down, and the working capital is built up, Independence has the right within two years thereafter to elect to switch their royalty right to an 18.52% participating non-operating interest. Recoupment depends on, among other factors, metal prices and the extent of capital invested in the Lucky Friday. In February 2008, we announced an agreement to acquire substantially all of the assets of Independence, which would result in our ownership of 100% of the property(see Note 20 of Notes to Consolidated Financial Statements for further discussion of the agreement.

We maintain reserves for costs associated with mine closure, reclamation of land and other environmental matters. At December 31, 2007, our reserves for these matters totaled $106.2 million, for which no contractual or commitment obligations exist. Future expenditures related to closure, reclamation and environmental expenditures are difficult to estimate, although we anticipate we will make expenditures relating to these obligations over the next 30 years. For additional information relating to our environmental obligations, see Notes 5 and 8 of Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements

At December 31, 2007, we had no existing off-balance sheet arrangements, as defined under SEC regulations, that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Estimates

Our significant accounting policies are described in Note 1 of Notes to Consolidated Financial Statements. As described in Note 1, we are required to make estimates and assumptions that affect the reported amounts and related disclosures of assets, liabilities, revenue, and expenses. Our estimates are based on our experience and our interpretation of economic, political, regulatory, and other factors that affect our business prospects. Actual results may differ significantly from our estimates.

We believe that our most critical accounting estimates are related to future metals prices, obligations for environmental, reclamation, and closure matters, and mineral reserves, as they require us to make assumptions that were highly uncertain at the time the accounting estimates were made, and changes in them are reasonably likely to occur from period to period. Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our board of directors, and the Audit Committee has reviewed the disclosures presented below. In addition, there are other items within our financial statements that require estimation, but are not deemed to be critical. However, changes in estimates used in these and other items could have a material impact on our financial statements.

Future Metals Prices

Metals prices are key components in estimates that determine the valuation of some of our significant assets and liabilities, including properties, plants and equipment, deferred tax assets, and certain accounts receivable. As shown under Item 1A. — Risk Factors, metals prices have been historically volatile. While average prices for all four metals we produce have performed favorably for five consecutive years, we have recorded impairments to our asset carrying value because of low prices in the past, and we can offer no assurance that prices will remain at their current levels or higher.

Processes supporting valuation of our assets and liabilities that are most significantly affected by prices include analyses of asset carrying values, depreciation, and deferred income taxes. On at least an annual basis – and more frequently if circumstances warrant – we examine the carrying values of our assets, our depreciation rates, and the valuation allowances on our deferred tax assets. In our analyses of carrying values and deferred taxes, we apply several pricing views to our forecasting model, including current prices, forward-curve prices, and historical prices (see Mineral Reserves, below, regarding prices used for reserve estimates). Using applicable accounting guidance and our view of metals markets, we use the most likely outcome to determine whether the values of our assets are fairly stated, and to determine the level of valuation allowances on our deferred tax assets.

Obligations for Environmental, Reclamation and Closure Matters

The most significant liability on our balance sheet is for accrued reclamation and closure costs. We have conducted considerable remediation work at sites in the United States for which remediation requirements have not been fully determined, nor have they been agreed between us and various regulatory agencies with oversight over the properties. We have estimated our liabilities with counsel and in accordance with appropriate accounting guidance. On at least an annual basis – and more frequently if warranted – management reviews our liabilities with our Audit Committee. However, the range of liability proposed by the plaintiffs in environmental proceedings considerably exceeds the liabilities we have recognized. If substantial damages were awarded or remediation costs incurred in excess of our accruals, our financial results or condition could be materially adversely affected.

Mineral Reserves

Critical estimates are inherent in the process of determining our reserves. Our reserves are affected largely by our assessment of future metals prices, as well as by engineering and geological estimates of ore grade, accessibility and production cost. Metals prices are estimated at long-term averages, as described in Item 2. — Property Descriptions. Our assessment of reserves occurs at least annually, and periodically utilizes external audits.

Reserves are a key component in valuation of our properties, plants and equipment. Reserve estimates are used in determining appropriate rates of units-of-production depreciation, with net book value of many assets depreciated over remaining estimated reserves. Reserves are also a key component in forecasts, with which we compare future cash flows to current asset values to ensure that carrying values are reported appropriately. Reserves represent a culmination of many estimates, and are not guarantees that we will recover the indicated quantities of metals.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of No. ARB 51”, which is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling ownership interest in a subsidiary and for the deconsolidation of a subsidiary. We are currently evaluating the potential impact of this statement on our consolidated financial statements and at this time we do not anticipate a material effect.

In December 2007, the FASB revised SFAS No. 141 “Business Combinations”. The revised standard is effective for transactions where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141(R) will change the accounting for the assets acquired and liabilities assumed in a business combination.

•	Acquisition costs will be generally expensed as incurred;
•	Noncontrolling interests (formally known as “minority interests”) will be valued at fair value at the acquisition date;
•

Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

The adoption of SFAS No. 141(R) does not currently have a material effect on our Consolidated Financial Statements. However, any future business acquisitions occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 will be accounted for in accordance with this statement.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains on items for which the fair value option has been elected are to be reported in earnings. SFAS 159 will become effective as of the beginning of the first fiscal year that begins after November 15, 2007. We do not anticipate the adoption of SFAS 159 to have a material effect on our results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and for interim periods within those years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement is not anticipated to have a material impact on our consolidated financial statements.

Forward-Looking Statements

The foregoing discussion and analysis, as well as certain information contained elsewhere in our Form 10-K, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created thereby. See the discussion in Special Note on Forward-Looking Statements included prior to Part I, Item 1.

Item 8. Financial Statements and Supplementary Data

The following table sets forth supplementary financial data (in thousands, except per share amounts) for each quarter of the years ended December 31, 2007 and 2006, derived from our unaudited financial statements. The data set forth below should be read in conjunction with and is qualified in its entirety by reference to our Consolidated Financial Statements.

2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Sales of products (1)	$33,100	$44,431	$39,810	$36,361	$153,702
Gross profit (1)	$16,018	$23,965	$20,718	$17,085	$77,786
Income from continuing operations	$7,866	$38,210	$13,011	$9,070	$68,157
Income (loss) from discontinued operations, net of tax	$277	$(13,873)	$(526)	$(838)	$(14,960)
Net income	$8,143	$24,337	$12,485	$8,232	$53,197
Preferred stock dividends	$(138)	$(138)	$(138)	$(610)	$(1,024)
Income applicable to common shareholders	$8,005	$24,199	$12,347	$7,622	$52,173
Basic and diluted income per common share:
Income from continuing operations	$0.07	$0.32	$0.10	$0.07	$0.56
Loss from discontinued operations	$—	$(0.12)	$—	$(0.01)	$(0.13)
Income per common share	$0.07	$0.20	$0.10	$0.06	$0.43

2006
Sales of products (1)	$24,214	$25,876	$29,255	$43,240	$122,585
Gross profit (1)	$9,986	$11,835	$12,361	$24,679	$58,861
Income from continuing operations	$38,101	$5,201	$1,372	$20,114	$64,788
Income (loss) from discontinued operations, net of tax	$293	$4,014	$(371)	$398	$4,334
Net income	$38,394	$9,215	$1,001	$20,512	$69,122
Preferred stock dividends	$(138)	$(138)	$(138)	$(138)	$(552)
Income applicable to common shareholders	$38,256	$9,077	$863	$20,374	$68,570
Basic and diluted income per common share:
Income from continuing operations	$0.32	$0.04	$0.01	$0.17	$0.54
Income (loss) from discontinued operations	$—	$0.03	$—	$—	$0.03
Income per common share	$0.32	$0.07	$0.01	$0.17	$0.57

(1) Reconciliation of reported amounts varying from amounts previously reported on Form 10-Q:

2007	First Quarter	Second Quarter	Third Quarter
Sales of products, as previously reported on Form 10-Q	$53,145	$60,100	$49,228
Reclassification of sales from discontinued Venezuelan operations(a)	(20,045)	(15,669)	(9,418)
Sales of products, as reported on Form 10-K	$33,100	$44,431	$39,810

Gross profit, as previously reported on Form 10-Q	$16,422	$18,458	$20,993
Reclassification of gross profit (loss) from discontinued Venezuelan operations (a)	(404)	5,507	(275)
Gross profit, as reported on Form 10-K	$16,018	$23,965	$20,718

Income from continuing operations, as previously reported on Form 10-Q		$36,141
Adjustment for income tax benefit/provision associated with continuing and discontinued operations (b)		2,069
Income from continuing operations, as reported on Form 10-K		$38,210

Loss from discontinued operations, as previously reported on Form 10-Q		$(11,804)
Adjustments for income tax benefit/provision associated with continuing discontinued operations (b)		(2,069)
Income from discontinued operations, as reported on Form 10-K		$(13,873)

2006
Sales of products, as previously reported on Form 10-Q	$39,790	$56,941	$50,414
Reclassification of sales from discontinued Venezuelan operations(a)	(15,576)	(31,065)	(21,159)
Sales of products, as reported on Form 10-K	$24,214	$25,876	$29,255

Gross profit, as previously reported on Form 10-Q	$11,733	$17,701	$14,372
Reclassification of gross profit (loss) from discontinued Venezuelan operations (a)	(1,747)	(5,866)	(2,011)
Gross profit, as reported on Form 10-K	$9,986	$11,835	$12,361

(a)

As a result of the sale of our Venezuelan operations on July 8, 2008, we have revised our previously issued financial statements for the years ended December 31, 2007, 2006 and 2005 to reflect our Venezuelan operations as discontinued operations. See Note 21 of Notes to Consolidated Financial Statements for more information. These adjustments reflect the effect of reclassifying our discontinued Venezuelan operations on amounts previously reported in our Form 10-Qs filed for the interim periods ended March 31, June 30 and September 30, 2007.

(b)

Based on our interpretation of FASB Statement No. 109 “Accounting for Income Taxes” (SFAS 109) upon filing our Form 10-Q for the period ended June 30, 2008, we classified $2.0 million of income tax benefit as a component of loss from our discontinued Venezuelan operations, and $0.1 of income tax provision to our continuing operations, for the quarter ended June 30, 2007, as reported in our Form 10-Q filed for the period ended June 30, 2008. Upon further clarification of the provisions of FAS 109, we have revised these amounts to classify $36,000 of income tax provision to discontinued operations, and $2.0 million of income tax benefit to continuing operations, resulting in $0.02 increases to basic and diluted income from continuing operations per common share and basic and diluted loss from discontinued operations per common share for the quarter ended June 30, 2007.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

Hecla Mining Company

Coeur d’Alene, Idaho

We have audited the accompanying consolidated balance sheets of Hecla Mining Company as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Greens Creek Joint Venture, a 29.73 percent owned subsidiary for the year ended December 31, 2005, which statements reflect 33.3 percent of the consolidated revenues for the year ended December 31, 2005. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included in the Greens Creek Joint Venture for the year ended December 31, 2005, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hecla Mining Company at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in the notes to the consolidated financial statements, during 2006, the Company adopted SFAS No. 123(r), Share Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans.

As discussed in Note 21 to the financial statements, the accompanying financial statements have been retrospectively adjusted for discontinued operations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hecla Mining Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria) and our report dated February 29, 2008, expressed an unqualified opinion thereon.

/s/ BDO Seidman, LLP

Spokane, Washington

February 29, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations and the change in the presentation of segment information as discussed in Notes 21 and 12, respectively, as to which the date is August 29, 2008, and Note 16, as to which the date is June 9, 2008.

Report of Independent Registered Public Accounting Firm

To the Management Committee of the Greens Creek Joint Venture:

In our opinion, the accompanying statements of operations and of cash flows (not separately presented herein) present fairly, in all material respects, the net income and cash flows of Greens Creek Joint Venture (the "Venture") at December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The financial statements have been restated for the matters described in Note 8.

/s/PricewaterhouseCoopers LLP

Salt Lake City, Utah

July 5, 2007, except for Note 8, for which the date is June 6, 2008

Hecla Mining Company and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$373,123	$75,878
Short-term investments and securities held for sale	25,759	25,455
Accounts and notes receivable:
Trade	14,053	19,497
Other, net	7,834	7,150
Inventories, net	15,511	22,305
Current deferred income taxes	7,370	2,293
Other current assets	5,934	3,454
Total current assets	449,584	156,032
Non-current investments	8,429	6,213
Non-current restricted cash and investments	15,181	21,286
Properties, plants, equipment and mineral interests, net	132,308	125,986
Non-current deferred income taxes	14,938	9,529
Other noncurrent assets	30,297	27,223
Total assets	$650,737	$346,269

LIABILITIES

Current liabilities:
Accounts payable and accrued liabilities	$22,564	$24,238
Accrued payroll and related benefits	16,184	15,036
Accrued taxes	3,703	5,678
Current portion of accrued reclamation and closure costs	9,686	7,365
Total current liabilities	52,137	52,317
Accrued reclamation and closure costs	96,453	58,539
Other noncurrent liabilities	9,618	10,685
Total liabilities	158,208	121,541
Commitments and contingencies (Notes 2, 3, 4, 5, 8 and 11)

SHAREHOLDERS’ EQUITY

Preferred stock, 5,000,000 shares authorized:
Series B preferred stock, $0.25 par value, 157,816 shares issued and outstanding, liquidation preference — $7,891	39	39
Mandatory convertible preferred stock, $0.25 par value, 2,012,500 shares issued and outstanding, liquidation preference - $201,722	504	—
Common stock, $0.25 par value, 400,000,000 authorized; issued 2007 — 121,456,837 shares and issued 2006 — 119,828,707 shares	30,364	29,957
Capital surplus	725,076	513,785
Accumulated deficit	(274,877)	(327,522)
Accumulated other comprehensive income	12,063	8,900
Less treasury stock, at cost; 2007 — 81,375 common shares; 2006 — 57,333 common shares	(640)	(431)
Total shareholders’ equity	492,529	224,728
Total liabilities and shareholders’ equity	$650,737	$346,269

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars and shares in thousands, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
Sales of products	$153,702	$122,585	$71,152
Cost of sales and other direct production costs	63,593	51,968	47,760
Depreciation, depletion and amortization	12,323	11,756	10,840
	75,916	63,724	58,600
Gross profit	77,786	58,861	12,552
Other operating expenses:
General and administrative	15,166	15,011	10,134
Exploration	15,934	14,708	8,516
Pre-development expense	1,027	8,091	9,420
Depreciation and amortization	299	972	621
Other operating expense	1,229	5,309	394
(Gain) loss on disposition of property, plants, equipment and mineral interests	(63,205)	(4,497)	984
Charitable foundation donation	5,143	—	—
Provision for closed operations and environmental matters	49,152	3,516	1,306
	24,745	43,110	31,375
Income (loss) from operations	53,041	15,751	(18,823)
Other income (expense):
Gain on sale of investments	—	36,422	—
Interest and other income	7,239	3,642	1,594
Net foreign exchange loss	(92)	(111)	93
Interest expense	(534)	(608)	(225)
	6,613	39,345	1,462
Income (loss) from continuing operations before income taxes	59,654	55,096	(17,361)
Income tax benefit (provision)	8,503	9,692	(590)
Net income (loss) from continuing operations	68,157	64,788	(17,951)
Loss from discontinued operations, net of tax	(14,960)	4,334	(7,409)
Net income (loss)	53,197	69,122	(25,360)
Preferred stock dividends	(1,024)	(552)	(552)

Income (loss) applicable to common shareholders	$52,173	$68,570	$(25,912)
Basic and diluted income (loss) per common share after preferred stock dividends:
Income (loss) from continuing operations	$0.56	$0.54	$(0.16)
Income (loss) from discontinued operations	(0.13)	0.03	(0.06)
Income (loss) per common share	$0.43	$0.57	$(0.22)
Weighted average number of common shares outstanding – basic	120,420	119,255	118,458
Weighted average number of common shares outstanding – diluted	121,071	119,702	118,458

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2007	2006	2005
Operating activities:
Net income (loss)	$53,197	$69,122	$(25,360)
(Income) loss on discontinued operations, net of tax	14,960	(4,334)	7,409
Income (loss) on continuing operations	68,157	64,788	(17,951)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	12,611	12,728	11,461
Gain on sale of investments	—	(36,420)	—
(Gain) loss on disposition of properties, plants and equipment	(63,205)	(4,497)	1,523
Gain on sale of royalty interests	—	(341)	(550)
Provision for reclamation and closure costs	46,153	544	522
Deferred income taxes	(10,486)	(11,822)	—
Stock compensation	3,381	2,459	1,268
Charitable foundation donation paid with common stock	5,143	—	—
Other non-cash charges	—	285	—
Change in assets and liabilities:
Accounts and notes receivable	5,204	(16,923)	3,676
Inventories	(1,656)	1,085	1,917
Other current and noncurrent assets	(2,184)	1,645	(1,732)
Accounts payable and accrued liabilities	3,632	5,730	(244)
Accrued payroll and related benefits	3,423	2,492	(650)
Accrued taxes	461	755	133
Accrued reclamation and closure costs	(6,520)	(4,466)	(6,842)
Other noncurrent liabilities	(1,166)	2,716	1,123
Net cash provided by (used by) discontinued operations	2,047	40,736	433
Net cash provided by (used in) operating activities	64,995	61,494	(5,913)
Investing activities:
Additions to properties, plants, equipment and mineral interests	(34,875)	(17,436)	(14,147)
Proceeds from sale of investments	—	57,441	—
Proceeds from disposition of properties, plants and equipment	45,048	4,372	44
Redemptions of restricted investments	808	—	—
Purchases of restricted investments	(2,136)	(404)	(270)
Purchase of securities held for sale	(181)	—	—
Purchases of short-term investments	(89,959)	(54,665)	(68,694)
Maturities of short-term investments	111,414	29,210	92,128
Net cash provided by (used by) discontinued operations	(785)	(10,335)	(31,038)
Net cash provided by (used in) investing activities	29,334	8,183	(21,977)
Financing activities:
Common stock issued under stock option plans	8,760	3,896	262
Sale of preferred stock, net of related expense	194,917	—	—
Dividend paid to preferred shareholders	(552)	(690)	(2,900)
Other financing activities	—	—	(624)
Treasury share purchase	(209)	(313)	—
Borrowings on debt	—	4,060	4,000
Repayments on debt	—	(7,060)	(1,000)
Net cash provided by (used in) financing activities	202,916	(107)	(262)
Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	297,245	69,570	(28,152)
Cash and cash equivalents at beginning of year	75,878	6,308	34,460
Cash and cash equivalents at end of year	$373,123	$75,878	$6,308
Supplemental disclosure of cash flow information:
Cash paid during year for:
Interest	$232	$304	$110
Income tax payments	$4,903	$1,387	$131

See Notes 2, 4, 9 and 10 for non-cash investing and financing activities.

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2007, 2006 and 2005

(Dollars in thousands)

	Series B Preferred Stock	Series C Mandatory Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances, January 1, 2005	$39	$—	$29,588	$506,630	$(367,832)	$1,020	$(118)	$169,327
Net loss					(25,360)			(25,360)
Options exercised (88,000 shares)			22	200				222
Stock issued for deferred compensation (16,000 shares)			4	226				230
Modification of stock option awards				254				254
Stock issued to directors (22,000 shares)			6	98				104
Series B Preferred stock dividends declared					(2,900)			(2,900)
Restricted stock distributions (125,000 shares)			31	696				727
Other comprehensive income						18,726		18,726
Balances, December 31, 2005	39	—	29,651	508,104	(396,092)	19,746	(118)	161,330
Net income					69,122			69,122
Restricted stock units granted				481				481
Options granted			13	1,965				1,978
Options exercised (839,000 shares)			210	3,308				3,518
Options issued for deferred compensation (44,000 shares)			11	197				208
Stock issued for deferred compensation (83,000 shares)			21	(20)				1
Modification of stock option awards				(1,702)				(1,702)
Stock issued to directors (37,000 shares)			8	183				191
Series B Preferred dividends declared					(552)			(552)
Restricted stock distributions (156,000 shares)			43	(20)				23
Treasury stock purchased							(313)	(313)
Reclassification of realized gain on securities						(15,809)		(15,809)
Stock units formerly recorded as liabilities				1,289				1,289
Adjustment for adoption of SFAS No. 158						4,963		4,963
Balances, December 31, 2006	39	—	29,957	513,785	(327,522)	8,900	(431)	224,728
Change in functional currency in Venezuela						(7,146)		(7,146)
Net income					53,197			53,197
Options granted				1,842				1,842
Options exercised (1,444,000 shares)			362	8,384				8,746
Stock issued to directors (30,000 shares)			8	257				265
Series B Preferred dividends declared					(552)			(552)
Restricted stock units granted				1,289				1,289
Restricted stock unit distributions (154,000 shares)			37	(37)				—
Treasury stock purchased							(209)	(209)
Donation to charitable foundation				5,143				5,143
Sale of Mandatory Convertible Preferred Stock (2,012,500 shares)		504		194,413				194,917
SFAS No. 158 adjustment						5,074		5,074
Other comprehensive income						5,235		5,235
Balances, December 31, 2007	$39	$504	$30,364	$725,076	$(274,877)	$12,063	$(640)	$492,529

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

A. Principles of Consolidation — Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and include our accounts, our wholly-owned subsidiaries’ accounts and a proportionate share of the accounts of the joint ventures in which we participate. All significant intercompany balances and transactions have been eliminated in consolidation.

Certain consolidated financial statement amounts have been reclassified to conform to the 2007 presentation. These reclassifications had no effect on the net income, comprehensive income, or accumulated deficit as previously recorded.

In December of 2007, our Board of Directors approved a non-cash donation of common stock valued at $5.1 million to the Hecla Charitable Foundation. The Foundation’s mission will be to provide charitable donations and assistance, including for such matters as affordable housing, and other charitable initiatives in mining communities. The assets and earnings of the Foundation cannot revert to Hecla due to the Foundation’s application for 501(c)(3) status, as well as its by-laws. Certain officers of Hecla will serve on the Board of Directors of the Foundation. We have determined that consolidation of the foundation is not required under applicable accounting guidance.

On July 8, 2008, we completed the sale of all of the outstanding capital stock of El Callao Gold Mining Company and Drake-Bering Holdings B.V., our wholly owned subsidiaries which together owned our business and operations in Venezuela. Accordingly, our historical financial statements have been revised to report our Venezuelan operations as discontinued operations for all periods presented, and we have revised our segment reporting to discontinue a separate reporting segment for our Venezuelan operations. See Note 21 for further discussion of the sale and resulting restatement of our previously issued financial statements.

B. Assumptions and Use of Estimates — Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts and related disclosure of assets, liabilities, revenue and expenses at the date of the consolidated financial statements and reporting periods. In the Critical Accounting Estimates section of MD&A, we discuss our most critical accounting estimates: future metals prices, obligations for environmental, reclamation and closure matters, and mineral reserves. Other significant areas requiring the use of management assumptions and estimates relate to asset impairments, including long-lived assets and investments; inventory net realizable value; post-employment, post-retirement and other employee benefit assets and liabilities; valuation of deferred tax assets; and reserves for contingencies and litigation. Legal costs are recorded when incurred. We have based our estimates on historical experience and on various other assumptions that we believe to be reasonable. Accordingly, actual results may differ materially from these estimates under different assumptions or conditions.

C. Cash and Cash Equivalents — Cash and cash equivalents consist of all cash balances and highly liquid investments with a remaining maturity of three months or less when purchased and are carried at fair value. Historically, cash and cash equivalents have been invested in certificates of deposit, U.S. government and federal agency securities, municipal securities and corporate bonds.

D. Investments and Securities Held for Sale — We determine the appropriate classification of our investments at the time of purchase and re-evaluate such determinations at each reporting date, in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”

Short-term investments include certificates of deposit and held-to-maturity securities, based on our intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, which approximates market, and include government and corporate obligations rated A or higher. Marketable equity securities and variable rate demand notes are categorized as available for sale and carried at fair market value. Auction rate securities having a stated or contractual maturity date for the underlying security in excess of 90 days are categorized as short-term investments and carried at fair market value.

Realized gains and losses on the sale of securities are recognized on a specific identification basis. Unrealized gains and losses are included as a component of accumulated other comprehensive income (loss), unless a permanent impairment in value has occurred, which would then be charged to current period net income (loss).

E. Accounts and Notes Receivable — Accounts and notes receivable include both receivables due from sales, as well as value added tax receivables paid in Venezuela and Mexico and funds advanced to third-party, small mining cooperatives in Venezuela.

In Venezuela and Mexico, value added taxes (“VAT”) are assessed on purchases of materials and services. We established a reserve equal to 3% and 7% at December 31, 2007 and 2006, respectively, for the value added taxes in Venezuela to reflect estimated discounts we expected to incur. The discount reserves are comprised of provisions for historical discounts on sales of VAT receivable balances sold to brokers, potential rejections by SENIAT (the Venezuelan taxing authority), and additional amounts for contingencies. At December 31, 2007 and 2006 value-added tax receivables totaled $1.1 million and $4.2 million in Venezuela (net of reserves for anticipated discounts of $27,000 and $0.3 million) and $0.6 million for both periods in Mexico.

As an exporter from Venezuela, we were eligible for refunds from the government for payment of VAT, and we prepare a monthly filing to obtain this refund. Refunds are given by the government in the form of tax certificates, which are marketable in Venezuela. We received our most recent certificate from the Venezuelan government in August 2007, and VAT collections were current with the exception of a pending collection for December 2005, as of December 31, 2007.

As part of the custom milling business included in our discontinued La Camorra unit, we entered into contracts with small mining groups and advance funds in the form of equipment and working capital, and collected such advances from ore delivered to the sampling and crushing plant. We periodically evaluated the recoverability of these receivables and established a reserve for uncollectibility, based on our review of each small mining group’s future profitability and its ability to repay advances. Receivables were classified as current and non-current based on historical collection patterns, and were not generally charged off against allowances as long as small mining groups were active. As of December 31, 2007 and 2006, we had receivables from these groups totaling $0.4 million and $1.4 million, net of reserves of $3.1 million and $2.1 million, respectively, for amounts we expected to recoup through the future delivery of ore.

As a result of the sale of our Venezuelan operations on July 8, 2008 (as discussed further in Note 21), ownership of all accounts receivable balances existing at the close of the sale relating to Venezuelan VAT refunds and advancement of funds to Venezuelan small mining groups transferred to Rusoro.

F. Inventories — Inventories are stated at the lower of average costs incurred or estimated net realizable value. Major types of inventories include materials and supplies and metals product inventory, which is determined by the stage at which the ore is in the production process (stockpiled ore, work in process and finished goods).

Materials and supplies inventory are valued at the lower of average cost or net realizable value. Pursuant to this policy, we recorded a provision for materials inventory impairment at our discontinued La Camorra unit in Venezuela of $5.1 million at December 31, 2007 for inventory value that we did not expect to consume over current remaining known life of the operation. Ownership of all material and supplies inventories held at our discontinued Venezuelan operations at the time of the sale on July 8, 2008 was transferred to Rusoro (see Note 21 for more information on the sale of our discontinued Venezuelan operations).

Stockpiled ore inventory represents ore that has been mined, hauled to the surface, and is available for further processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained metal ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to a stockpile based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization relating to mining operations, and removed at each stockpile’s average cost per recoverable unit.

Work in process inventory represents materials that are currently in the process of being converted to a saleable product and includes circuit inventories in our milling process. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed into the process attributable to the source material coming from the mines and stockpiles, plus the in-process conversion costs, including applicable depreciation relating to the process facilities incurred to that point in the process.

Finished goods inventory includes doré and concentrates at our operations, doré in transit to refiners and bullion in our accounts at refineries. Inventories are valued at the lower of full cost of production or net realizable value based on current metals prices.

G. Restricted Cash — Restricted cash and investments primarily represent investments in money market funds and bonds of U.S. government agencies and are restricted primarily for reclamation funding or surety bonds. In addition, we had cash restricted in Venezuela for a deposit to secure certain alleged unpaid tax liabilities, which was released to us in June 2007. See Note 8 of Notes to Consolidated Financial Statements for further discussion.

H. Properties, Plants and Equipment – Costs are capitalized when it has been determined an ore body can be economically developed as a result of establishing proven and probable reserves. The development stage begins at new projects when our management and/or Board of Directors makes the decision to bring a mine into commercial production, and ends when the production stage, or exploitation of reserves, begins. Expenditures incurred during the development and production stages for new facilities, new assets or expenditures that extend the useful lives of existing facilities and major mine development expenditures are capitalized, including primary development costs such as costs of building access ways, shaft sinking, lateral development, drift development, ramps and infrastructure developments.

Costs for exploration, secondary development at operating mines, and maintenance and repairs on capitalized property, plant and equipment are charged to operations as incurred. Exploration costs include those relating to activities carried out (a) in search of previously unidentified mineral deposits, (b) at undeveloped concessions, or (c) at operating mines already containing proven and probable reserves, where a determination remains pending whether new target deposits outside of the existing reserve areas can be economically developed. Secondary development costs are incurred for preparation of an ore body for production in a specific ore block, stope or work area, providing a relatively short-lived benefit only to the mine area they relate to, and not to the ore body as a whole.

Drilling and related costs are either classified as exploration or secondary development, as defined above, and charged to operations as incurred, or capitalized, based on the following criteria:

•	Whether the costs are incurred to further define mineralization at and adjacent to existing reserve areas or intended to assist with mine planning within a reserve area;
•	Whether the drilling costs relate to an ore body that has been determined to be commercially mineable, and a decision has been made to put the ore body into commercial production; and
•

Whether, at the time that the cost is incurred, the expenditure: (a) embodies a probable future benefit that involves a capacity, singly or in combination, with other assets to contribute directly or indirectly to future net cash inflows, (b) we can obtain the benefit and control others access to it, and (c) the transaction or event giving rise to our right to or control of the benefit has already occurred.

If all of these criteria are met, drilling and related costs are capitalized. Drilling costs not meeting all of these criteria are expensed as incurred. The following factors are considered in determining whether or not the criteria listed above have been met, and capitalization of drilling costs is appropriate:

•	Completion of a favorable economic study and mine plan for the ore body targeted;
•	Authorization of development of the ore body by management and/or the Board of Directors; and
•	All permitting and/or contractual requirements necessary for us to have the right to or control of the future benefit from the targeted ore body have been met.

Drilling and related costs of approximately $1.9 million, $0.2 million and $0.4 million, respectively, for the years ended December 31, 2007, 2006 and 2005 met our criteria for capitalization listed above, at our properties that are in the production stage.

When assets are retired or sold, the costs and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in current period net income (loss). Idle facilities placed on standby basis are carried at the lower of net carrying value or estimated net realizable value.

Included in property, plant and equipment on our consolidated financial statements are mineral interests, which are tangible assets that include acquired undeveloped mineral interests and royalty interests. Undeveloped mineral interests include: (i) other mineralized material which is measured, indicated or inferred with insufficient drill spacing or quality to qualify as proven and probable reserves; and (ii) inferred material not immediately adjacent to existing proven and probable reserves but accessible within the immediate mine infrastructure. Residual values for undeveloped mineral interests represents the expected fair value of the interests at the time we plan to convert, develop, further explore or dispose of the interests and are evaluated at least annually.

I. Depreciation, Depletion and Amortization — Capitalized costs are depreciated or depleted using the straight-line method or unit-of-production method at rates sufficient to depreciate such costs over the shorter of estimated productive lives of such facilities or the useful life of the individual assets. Productive lives range from 1 to 9 years, but do not exceed the useful life of the individual asset. Determination of expected useful lives for amortization calculations are made on a property-by-property or asset-by-asset basis at least annually. As discussed in Critical Accounting Estimates — Mineral Reserves in MD&A, our estimates for mineral reserves are a key component in determining our units of production depreciation rates. Our estimates of proven and probable ore reserves may change, possibly in the near term, resulting in changes to depreciation, depletion and amortization rates in future reporting periods.

Undeveloped mineral interests are amortized on a straight-line basis over their estimated useful lives taking into account residual values. At such time as an undeveloped mineral interest is converted to proven and probable reserves, the remaining unamortized basis is amortized on a unit-of-production basis as described above.

J. Impairment of Long-lived Assets — Management reviews and evaluates the net carrying value of all facilities, including idle facilities, for impairment at least annually, or upon the occurrence of other events or changes in circumstances that indicate that the related carrying amounts may not be recoverable. We estimate the net realizable value of each property based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment, and the value associated with property interests. All assets at an operating segment are evaluated together for purposes of estimating future cash flows.

Although management has made a reasonable estimate of factors based on current conditions and information, assumptions underlying future cash flows are subject to significant risks and uncertainties. Estimates of undiscounted future cash flows are dependent upon estimates of metals to be recovered from proven and probable ore reserves, and to some extent, identified resources beyond proven and probable reserves, future production and capital costs and estimated metals prices (considering current and historical prices, forward pricing curves and related factors) over the estimated remaining mine life. It is reasonably possible that changes could occur in the near term that could adversely affect our estimate of future cash flows to be generated from our operating properties. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets,” if undiscounted cash flows including an asset’s fair value are less than the carrying value of a property, an impairment loss is recognized.

K. Proven and Probable Ore Reserves — At least annually, management reviews the reserves used to estimate the quantities and grades of ore at our mines which we believe can be recovered and sold economically. Management’s calculations of proven and probable ore reserves are based on engineering and geological estimates, including future metals prices and operating costs. From time to time, management obtains external audits of reserves. An independent audit of reserves at the discontinued La Camorra unit was completed during 2007. In addition, we obtained a third-party audit of our reserves at the Lucky Friday unit during 2006, and a partial audit of reserves at Greens Creek was concluded during the fourth quarter of 2005.

Reserve estimates will change as existing reserves are depleted through production and as production costs and/or metals prices change. A significant drop in metals prices may reduce reserves by making some portion of such ore uneconomic to develop and produce. Changes in reserves may also reflect that actual grades of ore processed may be different from stated reserve grades because of variation in grades in areas mined, mining dilution and other factors. Estimated reserves, particularly for properties that have not yet commenced production, may require revision based on actual production experience. It is reasonably possible that certain of our estimates of proven and probable ore reserves will change in the near term, which could result in a change to estimated future cash flows, associated carrying values of the asset and amortization rates in future reporting periods, among other things.

Declines in the market prices of metals, increased production or capital costs, reduction in the grade or tonnage of the deposit or an increase in the dilution of the ore or reduced recovery rates may render ore reserves uneconomic to exploit unless the utilization of forward sales contracts or other hedging techniques are sufficient to offset such effects. If our realized price for the metals we produce were to decline substantially below the levels set for calculation of reserves for an extended period, there could be material delays in the development of new projects, net losses, reduced cash flow, restatements or reductions in reserves and asset write-downs in the applicable accounting periods. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized. See further discussion in Critical Accounting Estimates — Mineral Reserves in MD&A.

L. Pension Plans and Other Post-retirement Benefits — We maintain pension plans covering substantially all U.S. employees and provide certain post-retirement benefits for qualifying retired employees. Pension benefits generally depend on length and level of service and age upon retirement. Substantially all benefits are paid through pension trusts that are sufficiently funded to ensure all plans can pay benefits to retirees as they become due. We did not contribute to our pension plans during 2007 and 2006, and do not expect to do so in 2008.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158, among other things, required us to:

•	Recognize the funded status of our defined benefit plans in our consolidated financial statements; and
•

Recognize as a component of other comprehensive income the actuarial gains and losses and prior service costs and credits that arise during the period but are not immediately recognized as components of net periodic benefit cost.

We adopted SFAS No. 158 for the year ending December 31, 2006. Implementation of this pronouncement resulted in an increase to noncurrent assets and current liabilities of approximately $4.1 million and $0.4 million, respectively, and a decrease to noncurrent liabilities of $1.3 million, with a corresponding adjustment to other comprehensive income. The adoption did not affect our results of operations.

M. Income Taxes — We provide for federal, state and foreign income taxes currently payable, as well as those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes, when applicable. We record deferred tax liabilities and assets for expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of those assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

We adopted FIN 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007 with no resulting cumulative effect adjustment at adoption. FIN 48 requires that uncertain tax positions are evaluated in a two-step process, whereby (1) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the related tax authority would be recognized.

For additional information, see Note 6 — Income Taxes.

N. Reclamation and Remediation Costs (Asset Retirement Obligations)  — At our operating properties, we accrue costs associated with environmental remediation obligations in accordance with Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires us to record a liability for the present value of our estimated environmental remediation costs, and the related asset created with it, in the period in which the liability is incurred. The liability will be accreted and the asset will be depreciated over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made.

At our non-operating properties, we accrue costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Estimates for reclamation and other closure costs are prepared in accordance with SFAS No. 5 “Accounting for Contingencies,” or Statement of Position 96-1 “Environmental Remediation Liabilities.” Accruals for estimated losses from environmental remediation obligations have historically been recognized no later than completion of the remedial feasibility study for such facility and are charged to provision for closed operations and environmental matters. Costs of future expenditures for environmental remediation are not discounted to their present value unless subject to a contractually obligated fixed payment schedule. Such costs are based on management’s current estimate of amounts to be incurred when the remediation work is performed, within current laws and regulations.

Future closure, reclamation and environmental-related expenditures are difficult to estimate, in many circumstances, due to the early stage nature of investigations, and uncertainties associated with defining the nature and extent of environmental contamination and the application of laws and regulations by regulatory authorities and changes in reclamation or remediation technology. We periodically review accrued liabilities for such reclamation and remediation costs as evidence becomes available indicating that our liabilities have potentially changed. Changes in estimates at our non-operating properties are reflected in current period net income (loss). Accruals for closure costs, reclamation and environmental matters totaled $106.1 million at December 31, 2007, and we anticipate that the majority of these expenditures relating to these accruals will be made over the next 30 years. It is reasonably possible the ultimate cost of reclamation and remediation could change in the future, and that changes to these estimates could have a material effect on future operating results as new information becomes known. For environmental remediation sites known as of December 31, 2007, if the highest estimate from the range (based upon information presently available) were recorded, the total estimated liability would be increased by approximately $53.2 million. For additional information, see Critical Accounting Estimates —Obligations for Environmental, Reclamation, and Closure Matters in MD&A, as well as Note 5 and 8 of Notes to Consolidated Financial Statements.

O. Revenue Recognition — Sales of all metals products sold directly to smelters, including by-product metals, are recorded as revenues when title and risk of loss transfer to the smelter (generally at the time of shipment) at estimated forward prices for the estimated month of settlement. Due to the time elapsed from shipment to the smelter and the final settlement with the smelter, we must estimate the prices at which sales of our metals will be settled. Previously recorded sales are adjusted to estimated settlement metals prices until final settlement by the smelter.

Sales to smelters are recorded net of charges by the smelters for transportation, treatment, refining, smelting losses, and other charges negotiated by us with the smelters. Charges are estimated by us upon shipment of concentrates based on contractual terms, and actual charges do not vary materially from our estimates. Costs charged by smelters include fixed treatment and refining costs per ton of concentrate, and also include price escalators which allow the smelters to participate in the increase of lead and zinc prices above a negotiated baseline.

Changes in metals prices between shipment and final settlement will result in changes to revenues previously recorded upon shipment. Our concentrate sales are based on a provisional sales price containing an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward price at the time of the sale. The embedded derivative, which does not qualify for hedge accounting, is adjusted to market through earnings each period prior to final settlement.

At December 31, 2007, metals contained in concentrates and exposed to future price changes totaled 609,816 ounces of silver, 2,079 ounces of gold, 5,479 tons of zinc, and 2,499 tons of lead.

Sales from our Greens Creek, Lucky Friday, and San Sebastian units include significant value from by-product metals mined along with net values of each unit’s primary metal.

Sales of metals in products tolled by refiners and sold directly by us, rather than sold to smelters, are recorded at contractual amounts when title and risk of loss transfer to the buyer. We sell finished metals after refining, as well as doré produced at our locations. Third-party smelting, refinery costs, and freight expense are recorded as a reduction of revenue.

Changes in the market price of metals significantly affect our revenues, profitability, and cash flow. Metals prices can and often do fluctuate widely and are affected by numerous factors beyond our control, such as political and economic conditions, demand, forward selling by producers, expectations for inflation, central bank sales, custom smelter activities, the relative exchange rate of the U.S. dollar, purchases and lending, investor sentiment, and global mine production levels. The aggregate effect of these factors is impossible to predict. Because our revenue is derived from the sale of silver, gold, lead, and zinc, our earnings are directly related to the prices of these metals.

P. Foreign Currency — The functional currency for our operations located in the U.S., Mexico and Canada, as of December 31, 2007, was the U.S. dollar. Accordingly, for the San Sebastian unit in Mexico and our Canadian office, we have translated our monetary assets and liabilities at the period-end exchange rate, and non-monetary assets and liabilities at historical rates, with income and expenses translated at the average exchange rate for the current period. All realized and unrealized transaction gains and losses have been included in the current period net income (loss).

Effective January 1, 2007, we implemented a change in the functional currency for our discontinued Venezuelan operations from the U.S. dollar to the Bolívar, the local currency in Venezuela. We believe that significant changes in the economic facts and circumstances affecting our discontinued Venezuelan operations indicated that a change in the functional currency was appropriate, under the provisions of FASB Statement No. 52, “Foreign Currency Translation” (SFAS 52). In accordance with SFAS 52, the balance sheet for our discontinued Venezuelan operations has been recalculated, as of January 1, 2007, so that all assets and liabilities are translated at the current exchange rate of 2,150 Bolívar to $1, the current fixed, official exchange rate. We are using the official exchange rate pursuant to guidance from the AICPA’s International Practices Task Force. As a result, the dollar value of non-monetary assets, previously translated at historical exchange rates, has been significantly reduced. The offsetting translation adjustment was recorded to equity as a component of accumulated other comprehensive income. See Note 18 — of Notes to Consolidated Financial Statements for further discussion.

For the years ended December 31, 2007, 2006 and 2005, we recognized total net foreign exchange losses of $12.1 million, $5.0 million and $0.7 million. Of these, $12.0 million, $3.4 million and $0.8 million, respectively, of the net foreign exchange losses for the three years are related to our discontinued Venezuelan operations, and are included in Gain (loss) from discontinued operations, net of tax, with the remaining balance included in Net foreign exchange gain (loss), on our Consolidated Statement of Operations and Comprehensive Income (Loss).

The Venezuelan government has fixed the exchange rate of their currency to the U.S. dollar at 2,150 Bolívar to $1.00. However, markets outside of Venezuela have reflected a devaluation of the Venezuelan currency from such fixed rates. Due to the use of multiple exchange rates in valuing U.S. dollar denominated transactions, we recognized foreign exchange gains of approximately $6.6 million in 2005, which partially offset costs recorded for capital expenditures, costs of goods sold and exploration activities. These gains were discontinued with the enactment of exchange control regulations by the Venezuelan government in the second half of 2005. For additional information, see Discontinued Operations — Currency and Related Risks in MD&A.

Exchange control regulations enacted in Venezuela in 2005 limited our ability to repatriate cash and receive dividends or other distributions without substantial cost. At December 31, 2007 and December 31, 2006, we held the U.S. dollar equivalent of approximately $30.0 million and $21.6 million, respectively, denominated in the Venezuelan Bolívar at the rate of 2,150 Bolivares to $1.00. Additionally, we were required to convert into Venezuelan currency the proceeds of Venezuelan export sales made over the past 180 days, approximately $8.1 million, during the six months following December 31, 2007. Exchanging our cash held in local currency into U.S. dollars can be done through specific governmental programs, or through the use of negotiable instruments at conversion rates that are higher than the official rate (parallel rate) on which we have incurred and may incur additional foreign currency losses. During 2007 and 2006, we exchanged the U.S. dollar equivalent of approximately $37.0 and $13.9 million, respectively, valued at the official exchange rate of 2,150 Bolivares to $1.00, for $19.8 and $10.0 million at open market exchange rates, in compliance with applicable regulations, incurring a foreign exchange loss for the difference. Changes to the Venezuelan Criminal Exchange Law enacted in December 2007 prohibit the publication of Bolívar exchange rates other than the official rate.

On July 8, 2008, we completed the sale of our discontinued Venezuelan operations to Rusoro (see Note 21 for further discussion). During the second quarter of 2008, we repatriated substantially all of our remaining Bolívares-denominated cash. Pursuant to the sale agreement, Rusoro paid us $0.9 million for the U.S. dollar equivalent of the residual Bolívares-denominated cash balances held in Venezuela at the close of the sale, converted at official rates.

Q. Risk Management Contracts — We use derivative financial instruments as part of an overall risk-management strategy that is used as a means of hedging exposure to metals prices. We do not hold or issue derivative financial instruments for speculative trading purposes and did not have any risk management contracts outstanding at December 31, 2007.

Derivative contracts qualifying as normal purchases and sales are accounted as such, under the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” Gains and losses arising from a change in the fair value of a contract before the contract’s delivery date are not recorded, and the contract price is recognized in sales of products following settlement of the contract by physical delivery of production to the counterparty at contract maturity.

We measure derivative contracts as assets or liabilities based on their fair value. Gains or losses resulting from changes in the fair value of derivatives in each period are recorded either in current earnings or other comprehensive income (“OCI”), depending on the use of the derivative, whether it qualifies for hedge accounting and whether that hedge is effective. Amounts deferred in OCI are reclassified to sales of products when the hedged transaction has occurred. Ineffective portions of any change in fair value of a derivative are recorded in current period other operating income (expense).

R. Stock Based Compensation — On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which requires the measurement of the cost of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Under SFAS No. 123(R), we chose to use the modified prospective transition method, and our consolidated financial statements as of and for the year ended December 31, 2006 reflect its impact. Under this method, compensation cost is recognized for awards granted and for awards modified, repurchased or cancelled in the period after adoption. Compensation cost is also recognized for the unvested portion of awards granted prior to adoption.

In accordance with SFAS No. 123(R), the fair value of the options granted during 2007 were estimated on the date of grant using the Black-Scholes option-pricing model, utilizing the same methodologies and assumptions as we have historically used under APB No. 25, as discussed below. As of December 31, 2007, the majority of options outstanding were fully vested, and we recognized stock-based compensation expense under SFAS No. 123(R) of approximately $3.4 million during 2007, which was recorded to general and administrative expenses and cost of sales and other direct production costs. For the year ended December 31, 2006, we recognized $2.5 million in compensation expense as required by SFAS No. 123(R).

Prior to our adoption of SFAS No. 123(R), we measured compensation cost for stock option plans using the intrinsic value method of accounting prescribed by APB No. 25 “Accounting for Stock Issued to Employees.” Had compensation expense for our stock-based plans been determined based on market value at grant dates consistent with the provisions of SFAS No. 123(R), our losses and per share losses applicable to common shareholders for 2005 would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

Loss applicable to common shareholders:
As reported	$(25,912)

Stock-based employee compensation expense included in reported loss	1,268
Total stock-based employee compensation expense determined under fair value based method for all awards	(3,357)
Pro forma loss applicable to common shareholders	$(28,001)

Loss applicable to common shareholders per share:
As reported	$(0.22)
Pro forma	$(0.24)

For additional information on our employee stock option and unit compensation, see Notes 9 and 10 of Notes to Consolidated Financial Statements.

S. Pre-Development Expense — Costs incurred in the exploration stage that may ultimately benefit production, such as underground ramp development, are expensed due to the lack of proven and probable reserves, which would indicate future recovery of these expenses.

T. Basic and Diluted Income (Loss) Per Common Share — We calculate basic earnings per share on the basis of the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the basis of the weighted average number of common shares outstanding during the period plus the effect of potential dilutive common shares during the period using the treasury stock method.

Potential dilutive common shares include outstanding stock options, restricted stock awards, stock units and convertible preferred stock for periods in which we have reported net income. For periods in which we reported net losses, potential dilutive common shares are excluded, as their conversion and exercise would be anti-dilutive. See Note 14 of Notes to Consolidated Financial Statements for additional information.

U. Comprehensive Income (Loss) — In addition to net income (loss), comprehensive income (loss) includes all changes in equity during a period, such as adjustments to minimum pension liabilities, adjustments to recognize the overfunded or underfunded status of our defined benefit pension plans pursuant to SFAS No. 158, the effective portion of changes in fair value of derivative instruments, foreign currency translation adjustments and cumulative unrecognized changes in the fair value of available for sale investments, net of tax, if applicable.

V. New Accounting Pronouncements — In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of No. ARB 51”, which is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling ownership interest in a subsidiary and for the deconsolidation of a subsidiary. We are currently evaluating the potential impact of this statement on our consolidated financial statements and at this time we do not anticipate a material effect.

In December 2007, the FASB revised SFAS No. 141 “Business Combinations”. The revised standard is effective for transactions where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141(R) will change the accounting for the assets acquired and liabilities assumed in a business combination.

•	Acquisition costs will be generally expensed as incurred;
•	Noncontrolling interests (formally known as “minority interests”) will be valued at fair value at the acquisition date;
•

Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date
•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

The adoption of SFAS No. 141(R) does not currently have a material effect on our Consolidated Financial Statements. However, any future business acquisitions occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 will be accounted for in accordance with this statement.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains on items for which the fair value option has been elected are to be reported in earnings. SFAS 159 will become effective as of the beginning of the first fiscal year that begins after November 15, 2007. We do not anticipate the adoption of SFAS 159 to have a material effect on our results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and for interim periods within those years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement is not anticipated to have a material impact on our financial statements.

Note 2. Short-term Investments and Securities Held for Sale, Investments, and Restricted Cash

Cash

The Venezuelan Criminal Exchange Law imposes strict criminal and economic sanctions on the exchange of Venezuelan currency with other foreign currency through other than officially designated methods, or for obtaining foreign currency under false pretenses. Approvals for foreign currency exchange are limited and, prior to the sale of our discontinued Venezuelan operations (see Note 21 for more information), we evaluated opportunities to minimize our exposure to devaluation. As a consequence, our cash balances denominated in Bolívares that are maintained in Venezuela increased to a U.S. dollar equivalent of approximately $30.0 million at December 31, 2007, from $21.6 million at December 31, 2006. Additionally, during the six months following December 31, 2007, we were required to convert into Venezuelan currency the U.S. Dollar proceeds of Venezuelan export sales made over the past 180 days, or a total value of approximately $8.1 million.

During 2007 and 2006, we exchanged the U.S. dollar equivalent of approximately $37.0 million and $13.9 million, respectively, at the official exchange rate of 2,150 Bolívares to $1.00 for approximately $19.8 million and $10.0 million, respectively, at open market exchange rates, in compliance with applicable regulations, incurring foreign exchange losses in each year for the differences. Approximately $13.8 million and $2.2 million of the 2007 and 2006 conversion losses were incurred on the repatriation of cash from Venezuela, with additional losses of approximately $3.4 million and $1.8 million for 2007 and 2006 related to conversions of Bolívares for the payment of expatriate payroll and other U.S. dollar-denominated goods and services. The conversion losses are included in Gain (loss) from discontinued operations, net of tax on our Consolidated Statement of Operations and Comprehensive Income (Loss). Changes to the Venezuelan Criminal Exchange Law enacted in December 2007 prohibit the publication of Bolívar exchange rates other than the official rate.

On July 8, 2008, we completed the sale of our discontinued Venezuelan operations to Rusoro (see Note 21 for further discussion). During the second quarter of 2008, we repatriated substantially all of our remaining Bolívares-denominated cash. Pursuant to the sale agreement, Rusoro paid us $0.9 million for the U.S. dollar equivalent of the residual Bolívares-denominated cash balances held in Venezuela at the close of the sale, converted at official rates.

Short-term Investments and Securities Held for Sale

Investments consisted of the following at December 31, 2007 and 2006 (in thousands):

	2007	2006
Adjustable rate securities	$4,000	$20,350
Variable rate demand notes	—	5,105
Marketable equity securities (cost 2007 - $18,903 and cost 2006 - $0)	21,759	—
	$25,759	$25,455

Adjustable rate securities are carried at amortized cost. However, due to the short-term nature of these investments, the amortized cost approximates fair market value. The $21.8 million marketable equity securities balance at December 31, 2007 represents 8.2 million shares of Great Basin Gold, Inc. stock, of which 7.9 million were transferred to us upon the sale of the Hollister Development Block gold exploration project interest to Great Basin Gold in April 2007. Marketable equity securities are carried at fair market value, as they are classified as “available-for-sale” securities under the provisions of SFAS No. 115. See Note 19 for further discussion on the Hollister sale.

In January 2006, we sold our equity shares of Alamos Gold Inc., generating a $36.4 million pre-tax gain and netting $57.4 million of cash proceeds. In late 2004 and early 2005, we acquired our interest in Alamos for approximately $21.0 million, which was recorded at fair market value on our consolidated balance sheet at December 31, 2005, under Short-Term Investments. The unrealized gain on these securities at December 31, 2005, was $18.0 million and was included as a component of shareholders equity under Accumulated Other Comprehensive Income. Upon the sale of the shares in January 2006, a reclassification of the gain from unrealized to realized was made.

Non-current Investments

At December 31, 2007 and 2006, the fair value of our non-current investments was $8.4 million and $6.2 million, respectively. The cost of these investments was approximately $1.1 million and $1.3 million, respectively, and consists primarily of available for sale equity securities. In February 2005, we sold certain undeveloped mining royalty interests to International Royalty Corporation, an unrelated company. As a result of this sale, we received as payment approximately $0.6 million in the form of International Royalty Corporation common stock, which is included in our non-current investments. In January 2006, we sold certain mining royalty interests to an unrelated company in exchange for shares of their common stock valued at $0.3 million, which is included in our non-current investments. The sale resulted in our recognition of a $0.3 million gain.

Restricted Cash and Investments

Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. Restricted investments primarily represent investments in money market funds and bonds of U.S. government agencies. These investments are restricted primarily for reclamation funding or surety bonds and were $17.2 million at December 31, 2007, and $21.3 million at December 31, 2006.

The Greens Creek joint venture maintains a restricted trust for future reclamation funding. The balance of the restricted cash account established by the joint venture was $29.9 million at December 31, 2007, of which our 29.7% portion was $8.9 million, and $28.6 million at December 31, 2006, of which our 29.7% portion was $8.5 million.

In June 2007, we received proceeds from the Venezuelan government of $4.3 million (plus interest) that we posted in 2004 to prevent an embargo related to an income tax matter questioned by Venezuelan taxing authorities. For further discussion, see Venezuelan Litigation in Note 5.

In October 2007, $1.2 million in restricted cash relating to reclamation bonding requirements was released to us, due in large part to the sale of the Hollister Development Block gold exploration project (see Note 19 for further discussion on the Hollister sale), along with reduced bonding requirements at several other non-operating U.S. sites.

Note 3: Inventories

Inventories consist of the following (in thousands):

	December 31,
	2007	2006
Concentrates, doré, bullion, metals in transit and in-process inventories	$5,465	$10,009
Materials and supplies	10,046	12,296
	$15,511	$22,305

The Central Bank of Venezuela maintains regulations concerning the export of gold from Venezuela, under which we are currently required to sell 15% of our production within the country. In the year ended December 31, 2007 approximately 53,989 ounces had been sold in the local market, representing 58% of the total ounces sold at our La Camorra segment. Approximately 64,590 gold ounces were sold in Venezuela during the year ended December 31, 2006, representing 39% of total ounces sold for the year.

We have recorded a provision for materials and supplies inventory impairment at our La Camorra unit in Venezuela of $5.1 million, at December 31, 2007, for inventory value that we do not expect to consume over current remaining known life of the operation. The inventory impairment at December 31, 2006 was $3.9 million.

On July 8, 2008, we completed the sale of our discontinued Venezuelan operations to Rusoro. As a result, ownership of all product and material and supplies inventory balances held at our discontinued Venezuelan operations at the time of sale transferred to Rusoro.

Note 4: Properties, Plants, Equipment and Mineral Interests, Royalty Obligations and Lease Commitments

Properties, Plants and Equipment and Mineral Interests

Our major components of properties, plants, equipment, and mineral interests are (in thousands):

	December 31,
	2007	2006
Mining properties, including asset retirement obligations	$14,405	$14,405
Development costs	147,320	186,090
Plants and equipment	218,791	190,122
Land	1,007	857
Mineral interests	4,940	6,722
Construction in progress	23,703	7,734
	410,166	405,930
Less accumulated depreciation, depletion and amortization	277,858	279,944
Net carrying value	$132,308	$125,986

During 2007, we incurred total capital expenditures of approximately $41.0 million that included $24.7 million at the Lucky Friday unit, $9.1 million at the Greens Creek unit and $6.2 million at the discontinued La Camorra unit.

We estimate that we will spend an additional $10 million and $2 million, respectively, for completion of a new tailings pond and a muck pass replacement project at the Lucky Friday, and $2 million for tailings pond construction at Greens Creek, which are projects included in construction in progress at December 31, 2007. Construction in progress at December 31, 2007 also includes amounts for initial work and equipment procurement related to construction of a new underground shaft at the Lucky Friday. Because this project is still in the planning and engineering stage, we are not able to estimate how much it will cost to complete the project at this time.

Royalties

Production from the San Sebastian unit is subject to a 2.5% net smelter return royalty that escalates to 3% after the first 500,000 troy ounces of gold equivalent shipped. Royalties are paid to Monarch Resources Investments Limited (“Monarch”) and La Cuesta International (“La Cuesta”), and originate from our acquisition of the concessions from Monarch and pre-existing prospecting agreements between Monarch and La Cuesta. Total royalties paid during the years ended December 31, 2007, 2006 and 2005 were $0.1 million, $0.1 million and $0.5 million, respectively. Mining activities ceased at the San Sebastian unit during the fourth quarter of 2005, as we reached the end of the known mine life. Sales in 2006 at the San Sebastian unit represent final settlements on prior period doré shipments and revenue received from silver and gold contained in residual material collected from the Velardeña mill after operations ceased.

The La Camorra mine purchase agreement included a provision to pay a NSR royalty to Monarch on production exceeding a cumulative total of 600,000 ounces of gold from the properties acquired in Venezuela from them in 1999. The royalty was based on a sliding scale dependent on the price of gold. When the gold price was below $300.00 per troy ounce there was to be no royalty, when the price was between $300.00 and $399.99 per troy ounce the royalty was 1%, when the price was between $400.00 and $499.99 per troy ounce the royalty was 2% and when the price was $500.00 and above the royalty was 3%. The 600,000 ounce production milestone was reached in the second quarter of 2004, and gold production since that time has been subject to the provisions of the royalty agreement. As a result, approximately $0.4 million, $1.1 million and $0.7 million in royalty expense was incurred in 2007, 2006 and 2005, respectively. However, the payment of these royalties has been offset by our costs incurred related to on-going tax litigation, as discussed in Note 8 of Notes to Consolidated Financial Statements.

We were also subject to a royalty obligation on the Block B property in Venezuela. Under the agreement, we were required to pay CVG-Minerven, a government-owned gold mining company, a royalty of 2% to 3%, depending on the gold price, on production levels from the concessions. Royalties of $1.4 million, $1.8 million, $0.3 million were paid as a result of production in 2007, 2006 and 2005, respectively. Prior to inception of production, we made lease payments to CVG of $30,000 in 2005.

Upon the sale of our discontinued Venezuelan operations on July 8, 2008, we are no longer subject to the royalty obligations associated with the La Camorra mine and Block B property discussed above.

Leases

We enter into operating leases during the normal course of business. During the years ended December 31, 2007, 2006 and 2005, we incurred expenses of $1.8 million, $1.2 million and $0.6 million, respectively, for these leases. At December 31, 2007, future obligations under our non-cancelable leases were as follows (in thousands):

Year ending December 31,
2008	$1,068
2009	1,060
2010	572
2011	572
2012	140
Thereafter	—
Total	$3,412

Note 5: Environmental and Reclamation Activities

The liabilities accrued for our reclamation and closure costs at December 31, 2007 and 2006, were as follows (in thousands):

	2007	2006
Operating properties:
Greens Creek	$5,150	$5,070
La Camorra	4,474	3,243
San Sebastian	1,148	1,035
Lucky Friday	807	572
Nonoperating properties:
Hollister	—	640
Grouse Creek	19,061	24,646
Coeur d’Alene Basin	65,600	23,600
Bunker Hill	3,459	1,723
Republic	3,800	2,600
All other sites	2,640	2,775
Total	106,139	65,904
Reclamation and closure costs, current	(9,686)	(7,365)
Reclamation and closure costs, long-term	$96,453	$58,539

The activity in our accrued reclamation and closure cost liability for the years ended December 31, 2007, 2006 and 2005, was as follows (in thousands):

Balance at January 1, 2005	$74,413
Accruals for estimated costs	923
Revision of estimated cash flows due to changes in reclamation plans	791
Payment of reclamation obligations	(6,885)
Balance at December 31, 2005	69,242
Accruals for estimated costs	643
Revision of estimated cash flows due to changes in reclamation plans	528
Payment of reclamation obligations	(4,509)
Balance at December 31, 2006	65,904
Accruals for estimated costs	45,623
Revision of estimated cash flows due to changes in reclamation plans	1,293
Payment of reclamation obligations	(6,681)
Balance at December 31, 2007	$106,139

Below is a reconciliation as of December 31, 2007 and 2006 (in thousands), of our asset retirement obligations, which are included in our total accrued reclamation and closure costs of $106.1 million and $65.9 million, respectively, reflected above. The sum of our estimated reclamation and abandonment costs was discounted using a credit adjusted, risk-free interest rate of 7% from the time we incurred the obligation to the time we expect to pay the retirement obligation, along with assumed annual inflation of 7.6%.

	2007	2006
Balance January 1	$9,921	$9,212
Changes in obligations due to changes in reclamation plans	1,293	528
Accretion expense	343	326
Payment of reclamation obligations	(59)	(145)
Balance at December 31	$11,498	$9,921

For additional information as it pertains to the recorded asset retirement obligation at the Greens Creek unit, see Note 16 of Notes to Consolidated Financial Statements.

We completed the sale of our discontinued Venezuelan operations on July 8, 2008. As a result sale, we no longer have an asset retirement obligation associated with our previously held properties in Venezuela.

Note 6: Income Taxes

Major components of our income tax provision (benefit) for the years ended December 31, 2007, 2006 and 2005, relating to continuing operations are as follows (in thousands):

	2007	2006	2005
Current:
Federal	$489	$1,582	$46
State	196	119	26
Foreign	667	2,820	588
Total current income tax provision	1,352	4,521	660
Deferred:
Federal	(9,906)	(11,594)	—
Foreign	(576)	(228)	—
Total deferred income tax (benefit) provision	(10,482)	(11,822)	—
Total income tax (benefit) provision	$(9,130)	$(7,301)	$660

Included in the total $9.1 million and $7.3 million income tax benefits, respectively, for 2007 and 2006, and the total income tax provision of $0.7 million for 2005, are an income tax benefit of $0.6 million in 2007, and $2.4 million and $0.1 million income tax provisions, respectively, in 2006 and 2005 related to our discontinued Venezuelan operations, which are included in Gain (loss) from discontinued operations, net of tax on our Consolidated Statement of Operations and Comprehensive Income (Loss).

Domestic and foreign components of income (loss) from operations before income taxes for the years ended December 31, 2007, 2006 and 2005, are as follows (in thousands):

	2007	2006	2005
Domestic	$81,178	$65,865	$1,675
Foreign	(37,111)	(4,044)	(26,375)
Total	$44,067	$61,821	$(24,700)

The total annual tax provision (benefit) detailed above is different from the amount that would be provided by applying the statutory federal income tax rate to our pretax income (loss). The reasons for the difference are (in thousands):

	2007		2006		2005
Computed “statutory” (benefit) provision	$15,423	35%	$21,637	35%	$(8,398)	(34)%
Percentage depletion	(10,416)	(24)	(9,126)	(15)	—	—
Net increase (utilization) of U.S. and foreign tax loss carryforwards	(3,534)	(8)	(23,159)	(37)	—	—
Change in valuation allowance other than utilization	(10,481)	(24)	(1,219)	(2)	—	—
Effect of U.S. AMT, state, foreign taxes and other	(122)	—	4,566	7	9,058	37
	$(9,130)	(21)%	$(7,301)	(12)%	$660	3%

Pursuant to guidelines contained in SFAS No. 109, Accounting for Income Taxes, we evaluated the positive and negative evidence available to determine whether a valuation allowance is required on our net deferred tax assets for the period ended December 31, 2007. At December 31, 2007 and 2006, the balance of our valuation allowance used to offset our net deferred tax assets was $115 million and $133 million, respectively.

We continue to benefit from favorable metal prices resulting in higher taxable income and, consistent with 2006, we utilized significant tax net operating loss carryforwards in 2007. We increased our net deferred tax assets by $10.5 million, to a total of $22.3 million at December 31, 2007, to reflect the total net deferred tax asset that we expect to utilize over a 2-year period based on income from operations. We extended the period forward from one year to two years, representing the recent period of history that we have reported significant taxable income. For the period ended December 31, 2006, we recognized a net deferred tax asset of $11.8 million, based on an estimate of utilization of tax net operating loss carryforwards for one year. Due to our recent return to profitability, we felt that one year was an appropriate period to measure based on all available evidence at that time.

The deferred tax asset will be amortized against taxable income in the U.S. in future periods. We will review available evidence in future periods to determine whether more or less of our deferred tax asset should be realized. Adjustment to the valuation allowance will be made in the period for which the determination is made.

The components of the net deferred tax asset were as follows (in thousands):

	December 31,
	2007	2006
Deferred tax assets:
Accrued reclamation costs	$40,709	$25,440
Deferred exploration	4,564	14,273
Investment valuation differences	43	832
Postretirement benefits other than pensions	2,880	2,537
Deferred compensation	3,158	1,912
Foreign net operating losses	21,300	9,061
Federal net operating losses	64,589	89,223
State net operating losses	4,927	8,487
Tax credit carryforwards	3,075	2,513
Stock compensation	1,618	—
Miscellaneous	9,080	5,874
Total deferred tax assets	155,943	160,152
Valuation allowance	(115,413)	(133,363)
Total deferred tax assets	40,530	26,789
Deferred tax liabilities:
Unrealized gain on marketable securities	(4,074)	(1,993)
Pension costs	(12,231)	(9,130)
Properties, plants and equipment	(1,917)	(3,844)
Total deferred tax liabilities	(18,222)	(14,967)
Net deferred tax asset	$22,308	$11,822

We plan to permanently reinvest earnings from foreign subsidiaries. For the years 2007, 2006 and 2005 we had no unremitted foreign earnings. Foreign net operating losses carried forward are shown above as a deferred tax asset.

We recorded a valuation allowance to reflect the estimated amount of deferred tax assets, which may not be realized principally due to the expiration of net operating losses and tax credit carryforwards. The changes in the valuation allowance for the years ended December 31, 2007, 2006 and 2005, are as follows (in thousands):

	2007	2006	2005
Balance at beginning of year	$(133,363)	$(160,396)	$(155,968)
Increase related to nonutilization of net operating loss carryforwards and nonrecognition of deferred tax assets due to uncertainty of recovery	(38,325)	(19,569)	(17,774)
Decrease related to net recognition of deferred tax assets	10,486	11,822	—
Decrease related to recognition of deferred tax liability on unrealized gain	5,192	—	7,887
Decrease related to utilization and expiration of net operating loss carryforwards	25,967	34,780	5,459
Decrease due to utilization on gain on sale of subsidiary	14,630	—	—
Balance at end of year	$(115,413)	$(133,363)	$(160,396)

As of December 31, 2007, for U.S. income tax purposes, we have net operating loss carryforwards of $185 million and $103 million, respectively, for regular and alternative minimum tax purposes. These operating loss carryforwards expire over the next 15 to 20 years, the majority of which expire between 2011 and 2024. In addition, we have foreign tax operating loss carryforwards of approximately $68 million, which expire between 2008 and 2017. Our U.S. tax loss carryforwards may also be limited upon a change in control. We have approximately $3 million in alternative minimum tax credit carryforwards eligible to reduce future regular U.S. tax liabilities.

Uncertain Tax Positions

On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FIN 48 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various state and foreign jurisdictions. We are no longer subject to income tax examinations by U.S. federal and state tax authorities for years prior to 2004, or examinations by foreign tax authorities for years prior to 2001. We currently have no tax years under examination.

Based on our assessment of FIN 48, we concluded that the adoption of FIN 48, as of January 1, 2007, had no significant impact on our results of operations or financial position, and required no adjustment to the opening balance sheet accounts. Our year-end analysis supports the same conclusion, and we do not have an accrual for uncertain tax positions as of December 31, 2007. As a result, tabular reconciliation of beginning and ending balances would not be meaningful. If interest and penalties were to be assessed, we would charge interest to interest expense, and penalties to other operating expense. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

Note 7: Long-term Debt and Credit Agreement

In September 2005, we entered into a $30.0 million revolving credit agreement for an initial two-year term, with the right to extend the facility for two additional one-year periods on terms acceptable to us and the lenders. In September 2006, we amended and extended the agreement one year, and the agreement was extended for an additional year in September 2007. Amounts borrowed under the credit agreement are available for general corporate purposes. We have pledged our 29.7% interest in the Greens Creek Joint Venture, which is held by Hecla Alaska LLC, our wholly owned subsidiary, as collateral under the credit agreement. The interest rate on the agreement is either 2.25% above the London InterBank Offered Rate or an alternate base rate plus 1.25%, and includes various covenants and other limitations related to our indebtedness and investments, as well as other information and reporting requirements. We make quarterly commitment fee payments equal to 0.75% per annum on the sum of the average unused portion of the credit agreement. At December 31, 2007, we did not have an outstanding balance under the credit agreement, and were in compliance with our covenants.

On February 12, 2008, we announced an agreement to acquire the companies that hold the remaining 70.3% of the Greens Creek mine. We have received $400 million in committed debt financing, which will possibly be used towards funding the acquisition. See Note 20 for further discussion of the acquisition agreement.

Note 8: Commitments and Contingencies

Bunker Hill Superfund Site

In 1994, we, as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), entered into a Consent Decree with the Environmental Protection Agency (“EPA”) and the State of Idaho concerning environmental remediation obligations at the Bunker Hill Superfund site, a 21-square-mile site located near Kellogg, Idaho (the “Bunker Hill site”). The 1994 Consent Decree (the “Bunker Hill Decree” or “Decree”) settled our response-cost responsibility under CERCLA at the Bunker Hill site. Parties to the Decree included us, Sunshine Mining and Refining Company (“Sunshine”) and ASARCO Incorporated (“ASARCO”). Sunshine subsequently filed bankruptcy and settled all of its obligations under the Bunker Hill Decree.

In 1994, we entered into a cost-sharing agreement with other potentially responsible parties, including ASARCO, relating to required expenditures under the Bunker Hill Decree. ASARCO is in default of its obligations under the cost-sharing agreement and consequently in August 2005, we filed a lawsuit against ASARCO in Idaho State Court seeking amounts due us for work completed under the Decree. Additionally, we have claimed certain amounts due us under a separate agreement related to expert costs incurred to defend both parties with respect to the Coeur d’Alene River Basin litigation in Federal District Court, discussed further below. After we filed suit, ASARCO filed for Chapter 11 bankruptcy protection in United States Bankruptcy Court in Texas in August 2005. As a result of this filing, an automatic stay is in effect for our claims against ASARCO. We are unable to proceed with the Idaho State Court litigation against ASARCO because of the stay, and have asserted our claims in the context of the bankruptcy proceeding.

In December 2005, we received notice that the EPA allegedly incurred $14.6 million in costs relating to the Bunker Hill site from January 2002 to March 2005. The notice was provided so that we and ASARCO might have an opportunity to review and comment on the EPA’s alleged costs prior to the EPA’s submission of a formal demand for reimbursement, which has not occurred as of the filing date of this Form 10-K. We reviewed the costs submitted by the EPA to determine whether we have any obligation to pay any portion of the EPA’s alleged costs relating to the Bunker Hill site. We were unable to determine what costs we will be obligated to pay under the Bunker Hill Decree based on the information submitted by the EPA. We requested that the EPA provide additional documentation relating to these costs. In September 2006, we received from the EPA a certified narrative cost summary, and certain documentation said to support that summary, which revised the EPA’s earlier determination to state that it had incurred $15.2 million in response costs. The September 2006 notice stated that it was not a formal demand and invited us to discuss or comment on the matter. In the second quarter of 2007, we were able to identify and quantify certain costs submitted by the EPA for which we believe it is probable that we may have liability within the context of the Decree. Accordingly, in June of 2007, we estimated the range of our potential liability to be between $2.7 million and $6.8 million, and accrued the minimum of the range, as we believed no amount in the range was more likely than any other. We will continue to assess the materials relating to the alleged costs sent to us and to discuss the matter with the EPA. If we are unable to reach a satisfactory resolution, we anticipate exercising our right under the Bunker Hill Decree to challenge reimbursement of the alleged costs. However, an unsuccessful challenge would likely require us to further increase our expenditures and/or accrual relating to the Bunker Hill site.

The accrued liability balance at December 31, 2007 relating to the Bunker Hill site was $3.5 million. The liability balance represents our portion of the remaining remediation activities associated with the site, our estimated portion of a long-term institutional controls program required by the Bunker Hill Decree, and potential reimbursement to the EPA of costs allegedly incurred by the agency as described in the notice to us. We believe ASARCO’s remaining share of its future obligations will be paid through proceeds from an ASARCO trust created in 2003 for the purpose of funding certain of ASARCO’s environmental obligations, as well as distributions to be determined by the Bankruptcy Court. In the event we are not successful in collecting what is due us from the ASARCO trust or through the bankruptcy proceedings, because the Bunker Hill Decree holds us jointly and severally liable, it is possible our liability balance for the remedial activity at the Bunker Hill site could be $18.5 million, the amount we currently estimate to complete the total remaining obligation under the Decree, as well as potential reimbursement to the EPA of costs allegedly incurred by the agency at the Bunker Hill site. There can be no assurance as to the ultimate disposition of litigation and environmental liability associated with the Bunker Hill Superfund site, and we believe it possible that a combination of various events, as discussed above, or otherwise, could be materially adverse to our financial results or financial condition.

Coeur d’Alene River Basin Environmental Claims

Coeur d’Alene Indian Tribe Claims

In July 1991, the Coeur d’Alene Indian Tribe (“Tribe”) brought a lawsuit, under CERCLA, in Federal District Court in Idaho against us, ASARCO and a number of other mining companies asserting claims for damages to natural resources downstream from the Bunker Hill site over which the Tribe alleges some ownership or control. The Tribe’s natural resource damage litigation has been consolidated with the United States’ litigation described below. Because of various bankruptcies and settlements of other defendants, we are the only remaining defendant in the Tribe’s Natural Resource Damages case.

U.S. Government Claims

In March 1996, the United States filed a lawsuit in Federal District Court in Idaho against certain mining companies, including us, that conducted historic mining operations in the Silver Valley of northern Idaho. The lawsuit asserts claims under CERCLA and the Clean Water Act, and seeks recovery for alleged damages to, or loss of, natural resources located in the Coeur d’Alene River Basin (“Basin”) in northern Idaho for which the United States asserts it is the trustee under CERCLA. The lawsuit claims that the defendants’ historic mining activity resulted in releases of hazardous substances and damaged natural resources within the Basin. The suit also seeks declaratory relief that we and other defendants are jointly and severally liable for response costs under CERCLA for historic mining impacts in the Basin outside the Bunker Hill site. We have asserted a number of defenses to the United States’ claims.

In May 1998, the EPA announced that it had commenced a Remedial Investigation/ Feasibility Study under CERCLA for the entire Basin, including Lake Coeur d’Alene, as well as the Bunker Hill site, in support of its response cost claims asserted in its March 1996 lawsuit. In October 2001, the EPA issued its proposed clean-up plan for the Basin. The EPA issued the Record of Decision (“ROD”) on the Basin in September 2002, proposing a $359.0 million Basin-wide clean up plan to be implemented over 30 years and establishing a review process at the end of the 30-year period to determine if further remediation would be appropriate.

During 2000 and 2001, we were involved in settlement negotiations with representatives of the United States, the State of Idaho and the Tribe. These settlement efforts were unsuccessful. However, we have resumed efforts to explore possible settlement of these and other matters, but it is not possible to predict the outcome of these efforts.

Phase I of the trial on the consolidated Tribe’s and the United States’ claims commenced in January 2001, and was concluded in July 2001. Phase I addressed the extent of liability, if any, of the defendants and the allocation of liability among the defendants and others, including the United States. In September 2003, the Court issued its Phase I ruling, holding that we have some liability for Basin environmental conditions. The Court refused to hold the defendants jointly and severally liable for historic tailings releases and instead allocated a 31% share of liability to us for impacts resulting from these releases. The portion of damages, past costs and clean-up costs to which this 31% applies, other cost allocations applicable to us and the Court’s determination of an appropriate clean-up plan are to be addressed in Phase II of the litigation. The Court also left issues on the deference, if any, to be afforded the United States’ clean-up plan, for Phase II.

The Court found that while certain Basin natural resources had been injured, “there has been an exaggerated overstatement” by the plaintiffs of Basin environmental conditions and the mining impact. The Court significantly limited the scope of the trustee plaintiffs’ resource trusteeship and will require proof in Phase II of the litigation of the trustees’ percentage of trusteeship in co-managed resources. The United States and the Tribe are re-evaluating their claims for natural resource damages for Phase II. Such claims may be in the range of $2.0 billion to $3.4 billion. We believe we have limited liability for natural resource damages because of the actions of the Court described above. Because of a number of factors relating to the quality and uncertainty of the United States’ and Tribe’s natural resources damage claims, we are currently unable to estimate what, if any, liability or range of liability we may have for these claims.

Two of the defendant mining companies, Coeur d’Alene Mines Corporation and Sunshine Mining and Refining Company, settled their liabilities under the litigation during 2001. We and ASARCO (which, as discussed above, filed for bankruptcy in August 2005) are the only defendants remaining in the United States’ litigation. Phase II of the trial was scheduled to commence in January 2006. As a result of ASARCO’s bankruptcy filing, the Idaho Federal Court vacated the January 2006 trial date. We anticipate the Court will schedule a status conference to address rescheduling the Phase II trial date once the Bankruptcy Court rules on a motion brought by the United States to declare the bankruptcy stay inapplicable to the Idaho Federal Court proceedings. The Company does not currently have an opinion as to when the Court might rule.

In 2003, we estimated the range of potential liability for remediation in the Basin to be between $18 million and $58 million and accrued the minimum of the range, as we believed no amount in the range was more likely than any other amount at that time. In the second quarter of 2007, we determined that the cash payment approach to estimating our potential liability used in 2003 was not reasonably likely to be successful, and changed to an approach of estimating our liability through the implementation of actual remediation in portions of the Basin. Accordingly, we finalized an upper Basin cleanup plan, including a cost estimate, and reassessed our potential liability for remediation of other portions of the Basin, which caused us to increase our estimate of potential liability for Basin cleanup to the range of $60.0 million to $80.0 million. Accordingly, in June 2007, we recorded a provision of $42.0 million, which increased our total liability for remediation in the Basin from $18.0 million to $60.0 million, the low end of the estimated range of liability, with no amount in the range being more likely than any other amount. The liability is not discounted, as the timing of the expenditures is uncertain, but is expected to occur over the next 20 to 30 years.

In expert reports exchanged with the defendants in August and September 2004, the United States claimed to have incurred approximately $87.0 million for past environmental study, remediation and legal costs associated with the Basin for which it is alleging it is entitled to reimbursement in Phase II. In a July 2006 Proof of Claim filed in the ASARCO bankruptcy case, the EPA increased this claim to $104.5 million. A portion of these costs is also included in the work to be done under the ROD. With respect to the United States’ past cost claims, as of December 31, 2007, we have determined a potential range of liability for us and Asarco for this past response cost to be $5.6 million to $13.6 million, with no amount in the range being more likely than any other amount.

Although the United States has previously issued its ROD proposing a clean-up plan totaling approximately $359.0 million and its past cost claim is $87.0 million, based upon the Court’s prior orders, including its September 2003 order and other factors and issues to be addressed by the Court in Phase II of the trial, we currently estimate the range of our potential liability for both past costs and remediation (but not natural resource damages as discussed above) in the Basin to be $65.6 million to $93.6 million (including the potential range of liabilities of $60.0 million to $80.0 million for Basin cleanup, and $5.6 million to $13.6 million for the United States’ past cost claims as discussed above), with no amount in the range being more likely than any other number at this time. Based upon GAAP, we have accrued the minimum liability within this range, which at December 31, 2007, was $65.6 million. It is possible that our ability to estimate what, if any, additional liability we may have relating to the Basin may change in the future depending on a number of factors, including, but not limited to, information obtained or developed by us prior to Phase II of the trial and its outcome, and, any interim court determinations. There can be no assurance as to the outcome of the Coeur d’Alene River Basin environmental claims and we believe it possible that a combination of various events, as discussed above, or with other events could be materially adverse to our financial results or financial condition.

Insurance Coverage Litigation

In 1991, we initiated litigation in the Idaho District Court, County of Kootenai, against a number of insurance companies that provided comprehensive general liability insurance coverage to our predecessors and us. We believe the insurance companies have a duty to defend and indemnify us under their policies of insurance for all liabilities and claims asserted against us by the EPA and the Tribe under CERCLA related to the Bunker Hill site and the Basin. In 1992, the Idaho State District Court ruled that the primary insurance companies had a duty to defend us in the Tribe’s lawsuit. During 1995 and 1996, we entered into settlement agreements with a number of the insurance carriers named in the litigation. Prior to 2007, we have received a total of approximately $7.2 million under the terms of the settlement agreements. Thirty percent of these settlements were paid to the EPA to reimburse the U.S. Government for past costs under the Bunker Hill Decree. Litigation is still pending against one insurer with trial suspended until the underlying environmental claims against us are resolved or settled. The remaining insurer in the litigation, along with a second insurer not named in the litigation, is providing us with a partial defense in all Basin environmental litigation. As of December 31, 2007, we have not recorded a receivable or reduced our accrual for reclamation and closure costs to reflect the receipt of any potential insurance proceeds.

Independence Lead Mines Litigation

In March 2002, Independence Lead Mines Company (“Independence”), notified us of certain alleged defaults by us under a 1968 lease agreement relating to the DIA area of our Lucky Friday unit. Independence alleged that we violated the “prudent operator obligations” implied under the lease by undertaking the DIA area and violated certain other provisions of the Agreement with respect to milling equipment and calculating net profits and losses. Under the lease agreement, we have the exclusive right to manage, control and operate the DIA properties. Independence holds an 18.52% net profits interest under the lease agreement that is payable after we recoup our investments in the DIA properties. In addition, after we recoup our investment, Independence has two years within which to elect to convert its net profits interest into a working interest.

In June 2002, Independence filed a lawsuit in Idaho State District Court seeking termination of the lease agreement and requesting unspecified damages. Trial of the case occurred in late March 2004. In July 2004, the Court issued a decision that found in our favor on all issues and subsequently awarded us approximately $0.1 million in attorneys’ fees and certain costs, which Independence has paid. In August 2004, Independence filed its Notice of Appeal with the Idaho Supreme Court. Oral arguments were heard by the Idaho Supreme Court in February 2006. In April 2006, the Idaho Supreme Court ruled in our favor on all of Independence’s claims.

In December 2006, Independence filed a lawsuit in the United States District Court for the District of Idaho seeking monetary damages and injunctive relief. Independence alleges that the April 2006 decision by the Idaho Supreme Court violated their civil rights and their constitutional right to due process, and also alleges that we engaged in mail fraud and securities fraud during the term of the lease. We moved to dismiss the lawsuit, and in September 2007, the Court granted our motion to dismiss all claims in the complaint, and the case was dismissed in its entirety. In October 2007, Independence filed a Notice of Appeal to the United States Court of Appeals for the Ninth Circuit.

In January 2007, Independence filed an action in Idaho State District Court for Shoshone County seeking rescission of the lease based upon the theory of mutual mistake. We responded to the lawsuit with a motion to dismiss. In May 2007, the court issued a decision that found in our favor and dismissed the plaintiff’s complaint on the merits and with prejudice. In addition, the court awarded us costs and attorney’s fees. Independence has appealed the judgment against it to the Idaho Supreme Court.

On February 12, 2008, Hecla and our wholly owned subsidiary Hecla Merger Company entered into an asset purchase agreement with ILM. Under the terms of the Asset Purchase Agreement, Hecla Mining Company will acquire substantially all of the assets of ILM in exchange for 6,936,884 shares of Hecla common stock (the “ILM Acquisition”). The ILM Acquisition is currently expected to close in the second quarter of 2008, and is subject to customary closing conditions, necessary regulatory approvals and affirmative vote by ILM shareholders. If the ILM acquisition is consummated, among the terms of the Asset Purchase Agreement is that all litigation between us and ILM will be dismissed, and we will acquire all of ILM’s right, title and interest to the DIA properties and the related agreements between us and ILM.

Creede, Colorado, Litigation

In February 2007, Wason Ranch Corporation (“Wason”) filed a complaint in Federal District Court in Denver, Colorado, against us, Homestake Mining Company of California, and Chevron USA Inc. (successor in interest to Chevron Resources Company) (collectively the “defendants”). The suit alleges violations of the Resource Conservation and Recovery Act (“RCRA”) by each of the defendants. In May 2007, Wason amended its complaint to add state tort law claims against us and defendant Ty Poxon. The suit alleges damage to Wason’s property by each defendant. The suit also alleges violations of the Clean Water Act (“CWA”) by us and Homestake Mining Company of California. The suit alleges that the defendants are past and present owners and operators of mines and associated facilities located in Mineral County near Creede, Colorado, and such operations have released pollutants into the environment, including the plaintiff’s property, in violation of RCRA and CWA. The lawsuit seeks injunctive relief to abate the alleged harm and an unspecified amount of civil penalties for the alleged violations. We intend to vigorously defend this lawsuit. We believe that the ultimate outcome of this matter is not likely to have a material effect on the results of our operations or financial position.

Venezuela Litigation

Our wholly owned subsidiary, Minera Hecla Venezolana, C.A. (“MHV”) was involved in litigation in Venezuela with SENIAT, the Venezuelan tax authority, concerning alleged unpaid tax liabilities that predate our purchase of the La Camorra mine from Monarch Resources Investments Limited (“Monarch”) in 1999. Pursuant to our Purchase Agreement, Monarch assumed defense of and responsibility for the pending tax case in the Superior Tax Court in Caracas. In April 2004, SENIAT filed with the Third Superior Tax Court in Bolívar City, state of Bolívar, an embargo action against all of MHV’s assets in Venezuela to secure the alleged unpaid tax liabilities. In order to prevent the embargo, in April 2004, MHV made a cash deposit with the Court for the dollar equivalent of approximately $4.3 million, at exchange rates in effect at that time. In June 2004, the Superior Tax Court in Caracas ordered suspension and revocation of the embargo action filed by SENIAT, although the Court retained the $4.3 million pending settlement of the tax liabilities.

In October 2005, MHV, Monarch and SENIAT reached a mutual agreement to settle the case. The terms of the agreement provided that MHV would pay approximately $0.8 million in exchange for release of the alleged tax liabilities. MHV paid the $0.8 million in August 2006. This agreement was validated by the Tax Court that was hearing the case in March 2007. In a separate agreement, Monarch agreed to reimburse MHV for all amounts expended in settling the case, including response costs, through a reduction in MHV’s royalty obligations to Monarch. In June 2007, the Tax Court released to MHV the deposit plus interest. MHV subsequently paid $0.8 million to Monarch in settlement of MHV’s royalty obligations less the legal costs and fees that Monarch was obligated to pay in accordance with the prior settlement. This matter is now resolved.

La Camorra Concession Notice

By letter dated October 15, 2007 the Company’s subsidiary, Minera Hecla Venezolana, C.A. (“MHV”), received notice from the Venezuelan Ministry for Basic Industries and Mining (“MIBAM”) that it would commence administrative proceedings that it said could lead to the revocation of MHV’s La Camorra concession (“Notice”). The Notice said it was based upon the alleged exhaustion of the gold reserves at the La Camorra concession and upon the alleged non-payment of an extraction tax. Hecla had ongoing mining operations at Mina Isidora that process ore at the La Camorra mill and has had independent contractors that extract ore from the La Camorra concession. The Company and MHV disagreed with the assertions in the Notice, We filed a formal disagreement with MIBAM, and did not receive a response.

On June 19, 2008, we entered into an agreement to sell all of the outstanding capital stock of ECGMCV and Drake-Bering Holdings B.V., our wholly owned subsidiaries which together owned our business and operations in Venezuela, and the transaction closed on July 8, 2008. As a result, we are no longer subject to the provisions of the MIBAM notice, or other risk and contingencies associated with conducting business in Venezuela. See Note 21 for further discussion of the sale.

La Camorra Shaft Construction Arbitration

During 2005, we disputed certain costs pertaining to the construction of the production shaft at the La Camorra mine. Pursuant to the construction agreement, we submitted the matter to arbitration. The contractor claimed $7.0 million of construction costs owed, and we claimed approximately $2.9 million in damages against the contractor for various claims and back charges. In 2006 the parties participated in non-binding mediation but were unable satisfactorily to resolve the matter. In January 2007, the parties met and resolved the matter, resulting in a dismissal of the arbitration and all claims by each party against the other. This matter is now resolved.

Mexico Litigation

In Mexico, our wholly owned subsidiary, Minera Hecla, S.A de C.V., currently is involved in two cases in the State of Durango, Mexico, concerning the Velardeña mill. The Velardeña mill processed ore from our now closed San Sebastian mine, and the mill currently is on care and maintenance. In the first case, we are interveners in a commercial action by a creditor to the prior owner of the mill. In that litigation, the creditor to the prior mill owner seeks to demonstrate that he has an ownership interest in the mill arising out of an allegedly unpaid prior debt. We are contesting this action, and deny the fact that plaintiff has an ownership interest in the mill. We take this position for a number of reasons, including the fact that the mill was sold to us prior to plaintiff’s obtaining his alleged ownership interest.

In the second matter, a civil action involving Minera Hecla that is in a different court within the State of Durango, the same creditor as in the first case claims that his ownership of the Velardeña mill relates back to the time he allegedly performed the work on which the debt was based, rather than the time that he filed his lien relating to the debt, which was after the mill was sold to us. Recently, the judge in this matter excused himself from the trial of the case, and transferred the case to a court with a different jurisdiction within the State of Durango. We are contesting the transfer to this court, as well as the position of the creditor.

The basis for our defense in the above matter is that we have a judicially determined valid bill of sale for the Verardeña mill. Thus, we believe that the claims of the creditor and his successors are without merit, and that Minera Hecla is the sole owner of the Velardeña mill. We intend to zealously defend our ownership interest. Although there can be no assurance as to the outcome of these proceedings, we believe that an adverse ruling will not have a material adverse effect on our results from operations or financial position.

Other Commitments

Our contractual obligations as of December 31, 2007 included approximately $2.0 million for various capital projects at the Lucky Friday unit, Greens Creek unit and discontinued La Camorra unit. Total contractual obligations at December 31, 2007 also included approximately $2.6 million related to ore transportation and other non-capital cost commitments at the discontinued La Camorra unit and approximately $0.2 million for commitments relating to non-capital items at Greens Creek (our 29.7% share). In addition, our commitments relating to open purchase orders at December 31, 2007 included approximately $0.1 million and $0.3 million, respectively, for various capital items at the Lucky Friday and Greens Creek units, and a total of approximately $1.0 million for various non-capital costs at the Lucky Friday unit, Greens Creek unit and our discontinued La Camorra unit.

Other Contingencies

We are subject to other legal proceedings and claims not disclosed above which have arisen in the ordinary course of our business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these other matters, we believe the outcome of these other proceedings will not have a material adverse effect on our results from operations or financial position.

Note 9: Employee Benefit Plans

Pensions and Post-retirement Plans

We sponsor defined benefit pension plans covering substantially all U.S. employees and provide certain post-retirement benefits for qualifying retired employees. The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2007, and a statement of the funded status as of December 31, 2007 and 2006 (in thousands):

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$58,565	$58,464	$1,009	$1,340
Service cost	910	814	7	7
Interest cost	3,396	3,274	59	74
Amendments	—	886	—	—
Actuarial gain	(283)	(1,238)	—	(379)
Benefits paid	(3,531)	(3,635)	(160)	(33)
Benefit obligation at end of year	59,057	58,565	915	1,009
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	77,044	73,899	—	—
Actual return on plan assets	10,437	6,448	—	—
Employer and employee contributions	337	332	160	33
Benefits paid	(3,531)	(3,635)	(160)	(33)
Fair value of plan assets at end of year	84,287	77,044	—	—
Funded status at end of year	$25,230	$18,479	$(915)	$(1,009)

The following table provides the amounts recognized in the consolidated balance sheets as of December 31, 2007 and 2006 (in thousands):

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Other noncurrent assets:
Prepaid benefit costs	$29,897	$22,508	$—	$—
Current liabilities:
Accrued benefit liability	(385)	(320)	(94)	(103)
Other noncurrent liabilities:
Accrued benefit liability	(4,282)	(3,709)	(821)	(906)
Accumulated other comprehensive income	(8,205)	(3,071)	(821)	(881)
Net amount recognized	$17,025	$15,408	$(1,736)	$(1,890)

The benefit obligation and prepaid benefit costs were calculated by applying the following weighted average assumptions:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Discount rate	6.00%	5.75%	6.00%	5.75%
Expected rate of return on plan assets	8.00%	8.00%	—	—
Rate of compensation increase	4.00%	4.00%	—	—

The above assumptions were calculated based on information as of September 30, 2007 and 2006, the measurement dates for the plans. The discount rate is generally based on the rates of return available as of the measurement date from high-quality fixed income investments, which in past years we have used Moody’s AA bond index as a guide to setting the discount rate. The expected rate of return on plan assets is based upon consideration of the plan’s current asset mix, historical long-term return rates and the plan’s historical performance. Our current expected rate on plan assets of 8.0% represents approximately 61.0% of our past five-year’s average annual return rate of 13.10%.

Net periodic pension cost (income) for the plans consisted of the following in 2007, 2006 and 2005 (in thousands):

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Service cost	$910	$814	$706	$7	$6	$6
Interest cost	3,396	3,274	3,213	60	75	77
Expected return on plan assets	(6,020)	(5,771)	(5,595)	—	—	—
Amortization of transition asset	—	—	5	—	—	—
Amortization of prior service cost	461	426	389	(3)	(3)	75
Amortization of net gain (loss) from earlier periods	(26)	36	(78)	(59)	61	(20)
Net periodic pension cost (income)	$(1,279)	$(1,221)	$(1,360)	$5	$139	$138

The weighted-average allocations of investments at September 30, 2007 and 2006, the measurement dates of the plan, by asset category in the Hecla Mining Company Retirement Plan and the Lucky Friday Pension Plan are as follows:

	Hecla		Lucky Friday
	2007	2006	2007	2006
Interest-bearing cash	—%	1%	—%	2%
Equity securities	37%	37%	37%	37%
Debt securities	35%	36%	35%	35%
Real estate	12%	11%	12%	11%
Absolute return	11%	11%	11%	11%
Precious metals and other natural resources	5%	4%	5%	4%
Total	100%	100%	100%	100%

Precious metals and other natural resources include our common stock in the amounts of $4.4 million and $2.9 million at September 30, 2007 and 2006, the measurement dates of the plan, respectively. These investments represent approximately 5.3% and 3.7% of the total combined assets of these plans at September 30, 2007 and 2006, respectively.

Our target asset allocations are currently set in the ranges that follow:

Equity	30-46%
Fixed income	29-43%
Real estate	8-12%
Absolute return	8-12%
Precious metals and other natural resources	5-10%

Investment objectives are established for each of the asset categories included in the pension plan with comparisons of performance against appropriate benchmarks. Our policy calls for each portion of the investments to be supervised by a qualified investment manager(s). The investment managers are monitored on an ongoing basis by our outside consultant, with formal reporting to us and the consultant performed each quarter.

The future benefit payments, which reflect expected future service as appropriate, are estimates of what will be paid in the following years (in thousands):

Year Ending December 31,	Hecla Plan	Lucky Friday Plan
2008	$2,739	$842
2009	2,744	880
2010	2,747	936
2011	2,740	990
2012	2,786	1,013
Years 2013-2017	15,394	5,021

We do not expect to contribute to the pension plans during the next year.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $5.6 million, $4.7 million and zero, respectively, as of December 31, 2007, and $4.0 million, $4.0 million and zero, respectively, as of December 31, 2006.

At December 31, 2006, the Company adopted the provisions of Financial Accounting Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158). As a result of the adoption of SFAS No. 158, the following table displays the incremental effect of Applying SFAS No. 158 on individual line items in the Statement of Financial Position as of December 31, 2006 (in thousands):

	Before Application of SFAS 158	SFAS 158 Adjustments	After Application of SFAS 158
Other noncurrent assets	$23,098	$4,125	$27,223
Total assets	342,144	4,125	346,269
Accounts payable and accrued liabilities	23,815	423	24,238
Current liabilities	51,894	423	52,317
Other noncurrent liabilities	11,945	(1,260)	10,685
Total liabilities	122,378	(837)	121,541
Accumulated other comprehensive income	3,938	4,962	8,900
Total stockholders’ equity	219,766	4,962	224,728

For the pension plans and other benefit plans, the following amounts are included in accumulated other comprehensive income on the company’s balance sheet as of December 31, 2007, that have not yet been recognized as components of net periodic benefit cost (in thousands):

	Pension Benefits	Other Benefits
Net actuarial gain	$(10,868)	$(689)
Prior-service cost	2,663	(131)

For the pension plans and other benefit plans, the following amounts are estimated to be recognized as components of net periodic benefit cost during 2008 (in thousands):

	Pension Benefits	Other Benefits
Net actuarial gain	$(233)	$(50)
Prior-service cost	461	(3)

During 2008, the company doesn’t expect to have any of the plans’ assets returned.

Deferred Compensation Plans

We maintain a deferred compensation plan that was approved by our shareholders, which allows eligible officers and key employees to defer a portion or all of their compensation. A total of 6.0 million shares of common stock are authorized under this plan. Deferred amounts may be allocated to either an investment account or a stock account. The investment account is similar to a cash account and bears interest at the prime rate. In the stock account, quarterly deferred amounts and a 10% matching amount are converted into stock units equal to the average closing price of our common stock over a quarterly period. At the end of each quarterly period, participants are eligible to elect to convert a portion of their investment account into the stock account with no matching contribution.

During 2007, 2006 and 2005, participants accumulated 1,988, 3,162 and 4,147 common stock units, respectively, into their stock accounts. In 2007, 2006 and 2005, 3,163, 4,128 and 4,557 common stock units were distributed to participants in the form of common shares. Prior to the fourth quarter of 2006, participants were allowed to purchase discounted stock options. During 2006 and 2005, participants purchased approximately 40,137 and 472,614 discounted stock options, respectively, under the plan. During 2007, 2006 and 2005, 25,130, 207,655 and 11,055, respectively, of those options were exercised. During 2007, no discounted stock options reverted back to the plan upon employee termination.

In the fourth quarter of 2006, we modified 837,261 discounted stock options previously purchased by participants in our deferred compensation plan pursuant to changes in the Internal Revenue Service requirements relating to employee deferred compensation arrangements. As a result, the options were converted to stock equivalent units that will be settled in the employees’ investment accounts. Modification of the options resulted in a charge to compensation expense totaling $1.3 million, a charge to additional paid in capital for expense previously recognized totaling $1.7 million, and a liability of $3.0 million for the fair value of stock equivalent units then outstanding. The stock units were valued using the Black-Scholes model. At December 31, 2007, 511,000 units remained unexercised with a value of $2.5 million.

As of December 31, 2007 and 2006, the deferred compensation plan, together with matching amounts and accumulated interest, amounted to approximately $4.7 million and $3.6 million, respectively. The $4.7 million at December 31, 2007 includes a fair value of $2.5 million assigned to the stock equivalent units described above, as calculated by the Black-Scholes model.

During 2007, the Board of Directors approved the grant of 125,400 restricted common stock units, 2,000 of which reverted back to the plan due to employee termination. A total of 117,850 of the stock units will vest in May 2008, and will be distributable based upon predetermined dates as elected by the participants. The remaining stock units will vest in 2008 and 2009.

During 2006, the Board of Directors approved the grant of 155,600 restricted common stock units, none of which reverted back to the plan due to employee termination. A total of 115,600 of the stock units vested in May 2007, and were distributable based upon predetermined dates as elected by the participants.

During 2005, the Board of Directors approved the grant of 173,000 restricted common stock units, 29,000 of which reverted back to the plan as the units were not vested upon employee termination. The remaining stock units vested in May 2006, and were distributable based upon predetermined dates as elected by the participants.

Capital Accumulation Plans

We have an employees’ Capital Accumulation Plan, which is available to all U.S. salaried and certain hourly employees after completion of two months of service. Employees may contribute from 2% to 15% of their annual compensation to the plan. We make a matching contribution of 25% of an employee’s contribution up to, but not exceeding, 6% of the employee’s earnings. Our matching contribution was approximately $0.1 million each in 2007, 2006 and 2005. In February 2007 and 2008, our Board of Directors authorized additional profit-sharing contributions of $0.4 million for each year to the participants of the plan.

We also maintain an employee’s 401(k) plan, which is available to all hourly employees at the Lucky Friday unit after completion of six months of service. Employees may contribute from 2% to 15% of their compensation to the plan. We make a matching contribution of 25% of an employee’s contribution up to, but not exceeding, 5% of the employee’s earnings. Our contribution was approximately $139,000 in 2007, $79,000 in 2006 and $35,000 in 2005.

Note 10: Shareholders’ Equity

Common Stock

We are authorized to issue 400,000,000 shares of common stock, $0.25 par value per share, of which 121,375,462 shares of common stock were outstanding as of December 31, 2007. All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “HL”.

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to: (i) one vote on all matters presented to the stockholders, with no cumulative voting rights; (ii) receive such dividends as may be declared by the Board of Directors out of funds legally available therefore; and (iii) in the event of our liquidation or dissolution, share ratably in any distribution of our assets.

Registration Statements

In September of 2007, we filed a shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission. This registration statement will allow the Company to offer and sell from time to time, in one or more offerings, shares of common stock, preferred stock, warrants and debt securities. Unless otherwise indicated in the applicable prospectus supplement, Hecla intends to use the net proceeds of any securities sold for general corporate purposes. In December 2007, our Series C Mandatory Convertible Preferred Stock was sold pursuant to this registration statement.

In December 2005, we filed a registration statement with the SEC to issue up to $175.0 million of common stock and warrants in connection with business combinations and/or acquisition activities. This registration statement has also been declared effective by the SEC, although no securities or debt have been issued under such registration statement.

Preferred Stock

Our Charter authorizes us to issue 5,000,000 shares of preferred stock, par value $0.25 per share. The preferred stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by our Board of Directors. The Board may fix the number of shares constituting each series and increase or decrease the number of shares of any series. As of December 31, 2007, 2,170,316 shares were outstanding. No shares of our Series A preferred stock are, or have ever been, outstanding.

As of December 31, 2007, there were 157,816 shares of Series B Cumulative Convertible Preferred Stock outstanding. All of the shares of our Series B Preferred Stock are listed on the New York Stock Exchange under the symbol “HL PB.”

In December of 2007, we sold 2,012,500 shares of 6.5% Mandatory Convertible Preferred Stock for proceeds of $194.9 million, net of $6.4 million in related costs. Shares of our Mandatory Convertible Preferred Stock are listed on the New York Stock Exchange under the symbol “HL PrC.”

Ranking

The Series B and Mandatory Convertible preferred stock series rank on parity with respect to each other, and rank senior to our common stock and any shares of Series A preferred shares with respect to payment of dividends, and amounts upon liquidation, dissolution or winding up.

While any shares of Series B and Mandatory Convertible preferred stock are outstanding, we may not authorize the creation or issue of any class or series of stock that ranks senior to the Series B and Mandatory Convertible preferred stock as to dividends or upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of Series B and Mandatory Convertible preferred stock and any other series of preferred stock ranking on a parity with respect to the Series B and Mandatory Convertible preferred stock as to dividends and upon liquidation, dissolution or winding up, voting as a single class without regard to series.

Dividends

Series B preferred stockholders are entitled to receive, when, as and if declared by the Board of Directors out of our assets legally available therefore, cumulative cash dividends at the rate per annum of $3.50 per share of Series B Preferred Stock. Dividends on the Series B Preferred Stock are payable quarterly in arrears on October 1, January 1, April 1 and July 1 of each year (and, in the case of any undeclared and unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Dividends are cumulative from the date of the original issuance of the Series B Preferred Stock, whether or not in any dividend period or periods we have assets legally available for the payment of such dividends. Accumulations of dividends on shares of Series B Preferred Stock do not bear interest.

Since the fourth quarter of 2004, we have declared and continue to pay our regular quarterly dividend of $0.875 per share on the outstanding Preferred B shares. In December 2007, we paid the regularly scheduled dividend on outstanding preferred stock for the fourth quarter of 2007, and have also declared dividends for the first quarter of 2008, payable April 1, 2008.

Dividends on our Mandatory Convertible preferred will be payable on a cumulative basis when, as, and if declared by our board of directors, at an annual rate of 6.5% per share on the liquidation preference of $100 per share. We will pay dividends in cash, common stock, or a combination thereof, on January 1, April 1, July 1, and October 1 of each year to, and including, January 1, 2011, and we have declared dividends for the first quarter of 2008, payable on April 1, 2008. Cumulative undeclared, unpaid dividends for the period from issuance through December 31, 2007 totaled $0.5 million.

Redemption

The Series B Preferred Stock is redeemable at our option, in whole or in part, at $50 per share, plus, in each case, all dividends undeclared and unpaid on the Series B Preferred Stock up to the date fixed for redemption, upon giving notice as provided below. The Mandatory Convertible Preferred Stock is not redeemable.

Liquidation Preference

The Series B preferred stockholders are entitled to receive, in the event that we are liquidated, dissolved or wound up, whether voluntary or involuntary, $50 per share of Series B preferred stock plus an amount per share equal to all dividends undeclared and unpaid thereon to the date of final distribution to such holders (the “Liquidation Preference”), and no more. Until the Series B preferred stockholders have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon our liquidation, dissolution or winding up. The term “Junior Stock” means our common stock and any other class of our capital stock issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution and winding up to the Series B preferred stock. As of December 31, 2007 and 2006, our Series B preferred stock had a liquidation preference of $7.9 million.

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $100 per share of the Mandatory Convertible Preferred Stock, plus an amount equal to accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. The amounts payable with respect to the liquidation preference are to be paid out of our assets available for distribution to our shareholders, after satisfaction of liabilities to our creditors and distributions to holders of senior stock, and before any payment or distribution is made to holders of Junior Stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the Mandatory Convertible Preferred Stock and all parity stock, are not paid in full, the holders of the Mandatory Convertible preferred stock and the parity stock will share equally and ratably in any distribution of our assets. The distribution of our assets will be shared in proportion to the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets. As of December 31, 2007, our Mandatory Convertible Preferred Stock had a liquidation preference of $201.7 million.

Voting Rights

Except as otherwise from time to time required by applicable law, the Series B and Mandatory Convertible preferred stockholders have no voting rights and their consent is not required for taking any corporate action. When and if the Series B preferred stockholders are entitled to vote, each holder will be entitled to one vote per share. When and if the Mandatory Convertible preferred shareholders are entitled to vote, the number of votes that each share of the Mandatory Convertible Preferred Stock shall have shall be in proportion to the liquidation preference of such share.

Conversion

Each share of Series B preferred stock is convertible, in whole or in part at the option of the holders thereof, into shares of common stock at a conversion price of $15.55 per share of common stock (equivalent to a conversion rate of 3.2154 shares of common stock for each share of Series B preferred stock). The right to convert shares of Series B preferred stock called for redemption will terminate at the close of business on the day preceding a redemption date (unless we default in payment of the redemption price).

Each share of our Mandatory Convertible Preferred Stock will automatically convert on January 1, 2011, into between 8.4502 and 10.3093 shares of our common stock, representing a minimum of 17,006,028 common shares and a maximum of 20,747,467 common shares that can be issued, subject to anti-dilution adjustments. At any time prior to January 1, 2011, holders may elect to convert each share of our Mandatory Convertible Preferred Stock into shares of common stock at the minimum conversion rate of 8.4502, subject to anti-dilution adjustments. At any time prior to July 1, 2008, we may, at our option, cause the conversion of all, but not less than all, of our Mandatory Convertible Preferred Stock into cash or common stock at the provisional conversion rate, provided, however, that we may not elect to exercise our provisional conversion right if, on or prior to July 1, 2008, we have completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more. In the event of a cash acquisition of us, under certain circumstances the conversion rate will be adjusted during the cash acquisition conversion period. The effective provisional conversion rate as of December 31, 2007 was 10.3093 shares of common stock per one share of Mandatory Convertible Preferred Stock.

Stock Award Plans

We use stock-based compensation plans to aid us in attracting, retaining and motivating our officers and key employees, as well as to provide us with the ability to provide incentives more directly linked to increases in stockholder value. These plans provide for the grant of options to purchase shares of our common stock and the issuance of restricted shares units of our common stock.

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which requires the measurement of the cost of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Under SFAS No. 123(R), we chose to use the modified prospective transition method and our consolidated financial statements as of and for the years ended December 31, 2007 and 2006 reflect its impact. Under this method, compensation cost is recognized for awards granted and for awards modified, repurchased, or cancelled in the periods after adoption. Compensation cost has also been recognized for the unvested portion of awards granted prior to adoption.

In accordance with the modified prospective transition method, our consolidated financial statements for the year 2005 have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). Stock-based compensation expense recognized for the years ended December 31, 2007 and 2006 were approximately $3.4 million, or $0.03 per basic and diluted share, and approximately $2.5 million, or $0.02 per basic and diluted share, respectively. In 2006, $1.5 million, or $0.01 per basic and diluted share, was recognized as a result of the adoption of SFAS No. 123(R). All charges were to expense under the same financial statement classification as cash compensation paid to the same employees. We recognized no tax benefit; because of our net operating loss carry-forwards, we are not in a taxable position except with regard to alternative minimum taxes. Over the next twelve months, we expect to recognize approximately $0.4 million in additional compensation expense as the remaining options and units vest as required by SFAS No. 123(R).

Prior to our adoption of SFAS No. 123(R), we measured compensation cost for stock option plans using the intrinsic value method of accounting prescribed by APB No. 25 “Accounting for Stock Issued to Employees.” In addition, we disclosed compensation expense for our stock-based plans based on the fair value at grant dates consistent with the provisions of SFAS No. 123. See Note 1 of Notes to Consolidated Financial Statements for a presentation of the pro forma loss and per share loss applicable to common shareholders, for the year ended December 31, 2005, under the requirements of SFAS No. 123.

During the year ended December 31, 2005, we recognized charges totaling $41,000 for variable plan accounting and accruals under our employee stock option plans, which are no longer required under the provisions of SFAS No. 123(R).

1995 Stock Incentive Plan

Our 1995 Stock Incentive Plan, as amended in 2004, authorizes the issuance of up to 11.0 million shares of our common stock pursuant to the grant or exercise of awards under the plan. The Board of Directors committee that administers the 1995 plan has broad authority to fix the terms and conditions of individual agreements with participants, including the duration of the award and any vesting requirements. The 1995 plan will terminate 15 years after the effective date of the plan.

Deferred Compensation Plan

We maintain a deferred compensation plan that allows eligible officers and key employees to defer a portion or all of their compensation. Deferred amounts may be allocated to either an investment account, which is similar to cash, or to a stock account. Until the fourth quarter of 2006, amounts in participants’ investment accounts could be used to purchase discounted stock options, however, most options were modified to cash-settled stock equivalent units in the fourth quarter of 2006, and investment account balances may no longer be applied to the purchase of discounted stock options. However, funds may still be applied to the purchase of stock units. For further information see Note 9 of Notes to Consolidated Financial Statements.

Directors’ Stock Plan

In 1995, we adopted the Hecla Mining Company Stock Plan for Nonemployee Directors (the “Directors’ Stock Plan”), which may be terminated by our Board of Directors at any time. On May 6, 2005, our shareholders approved an amendment to the Directors’ Stock Plan. As a result of this amendment, each nonemployee director is to be credited on May 30 of each year that number of shares determined by dividing $24,000 by the average closing price for our common stock on the New York Stock Exchange for the prior calendar year. All credited shares are held in trust for the benefit of each director until delivered to the director. Delivery of the shares from the trust occurs upon the earliest of: (1) death or disability; (2) retirement; (3) a cessation of the director’s service for any other reason; or (4) a change in control. The shares of our common stock credited to non-employee directors pursuant to the Directors’ Stock Plan may not be sold until at least six months following the date they are delivered. A maximum of one million shares of common stock may be granted pursuant to the Directors’ Stock Plan. During 2007, 2006 and 2005, respectively, 29,561, 36,949, and 22,494 shares were credited to the nonemployee directors. During 2007, 2006 and 2005, $250,000, $191,000, and $103,000, respectively, were charged to operations associated with the Directors’ Stock Plan. At December 31, 2007, there were 754,942 shares available for grant in the future under the plan.

Status of Stock Options

The fair value of the options granted during the years ended December 31, 2007, 2006, and 2005 were estimated on the date of grant using the Black-Scholes option-pricing model with the weighted average assumptions given below:

	2007		2006		2005
Weighted average fair value of options granted	$3.11		$2.35		$1.46
Expected stock price volatility	45.00%		51.42%		54.30%
Risk-free interest rate	4.61%		4.92%		3.62%
Expected life of options	3.1 yea	rs	2.6 yea	rs	2.8 yea	rs

We estimate forfeiture and expected volatility using historical information over the expected life of the options. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues over the equivalent lives of the options. The expected life of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms and vesting schedules. We have not paid dividends on common shares in several years and do not anticipate paying them in the foreseeable future, therefore, no assumption of dividend payment is made in the model. The Black-Scholes option-pricing model requires the input of highly subjective assumptions, particularly for the expected term and expected stock price volatility.

During 2007, 2006 and 2005, respectively, options to acquire 584,500, 721,638 and 1,276,431 shares were granted to our officers and key employees. Of the options granted in 2007, 559,500 were granted without vesting requirements. Of the options granted in 2006, 621,500 were granted without vesting requirements and 40,137 were modified to stock equivalent units to be settled in cash (see discussion below). The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2007 before applicable income taxes was $3.1 million, based on our closing stock price of $9.35 per common share at December 31, 2007. The majority of options outstanding were fully vested at December 31, 2007. The 20,000 unvested options at December 31, 2007 will vest in 2008 if the participants’ requisite service periods are met.

During 2007, 2006 and 2005, respectively, 29,500, 808,703, and 221,500 options to acquire shares expired under the 1995 plan, and such options became available for re-grant under the 1995 plan. At December 31, 2007, 2006 and 2005, respectively, there were 3,922,253, 4,603,243 and 4,514,243 shares available for future grant under the 1995 plan.

In the fourth quarter of 2006, we modified 837,261 discounted stock options purchased by participants in our deferred compensation plan pursuant to changes in the Internal Revenue Service requirements relating to employee deferred compensation arrangements. As a result, the 837,261 options were converted to stock equivalent units that will be settled in the employees’ investment accounts and, accordingly, are now classified as liabilities and marked to market each reporting period until exercise. On November 6, 2006 — the date of modification — we recorded a liability of $3.0 million and additional compensation expense of $1.3 million.

No share-based liability payments were made in the years ended December 31, 2007, 2006, or 2005. However, share-based liabilities were created upon modification of discounted stock options in the deferred compensation plan (see discussion above) that will result in payment in future years, pursuant to participants’ elections regarding distribution. At December 31, 2007, the liability balance for unexercised stock units was $2.5 million.

Transactions concerning stock options pursuant to our stock option plans are summarized as follows:

	Shares Subject to Options	Weighted Average Exercise Price
Outstanding, December 31, 2006	2,022,451	$5.60
Granted	584,500	$8.63
Exercised	(1,443,951)	$6.02
Expired	(29,500)	$7.71
Outstanding, December 31, 2007	1,133,500	$6.58

Of the outstanding shares above, 1,113,500 were exercisable at December 31, 2007. The weighted average remaining contractual term of options outstanding and exercisable at December 31, 2007 was 3.1 years.

The aggregate intrinsic values of options exercised during the years ended December 31, 2007, 2006, and 2005 were $6.1 million, $2.6 million, and $0.8 million, respectively. We received cash proceeds of $8.8 million for options exercised in 2007, $3.9 million for options exercised in 2006, and $0.3 million for options exercised in 2005.

Restricted Stock Units

Unvested restricted stock units, for which the board of directors has approved grants to employees, are summarized as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Unvested, January 1, 2006	155,600	$6.29
Granted	168,280	$8.69
Expired	(14,690)	$7.17
Deferred by recipients	(12,500)	$6.50
Distributed	(153,890)	$6.89
Unvested, December 31, 2007	142,800	$8.37

Of the 142,800 units unvested at December 31, 2007, all except 11,100 will vest in May of 2008. Remaining units will be distributable based on predetermined dates as elected by the participants, unless participants forfeit their units through termination in advance of vesting. We have recognized approximately $0.8 million in compensation expense since grant date, and will record an additional $0.4 million in compensation expense over the remaining vesting period related to these units.

Approximately 155,600 stock units vested in May 2007 and were distributed or deferred as elected by the recipients under the provisions of the deferred compensation plan. We recognized approximately $0.3 million in compensation expense related to these units in 2007. For these units, under the terms of the plan and upon vesting, management authorized a net settlement of distributable shares to employees after consideration of individual employees’ tax withholding obligations, at the election of each employee. In May 2007, we repurchased 24,042 shares for $0.2 million, or approximately $8.67 per share.

Note 11: Derivative Instruments

At times, we use commodity forward sales commitments, commodity swap contracts and commodity put and call option contracts to manage our exposure to fluctuation in the prices of certain metals which we produce. Contract positions are designed to ensure that we will receive a defined minimum price for certain quantities of our production, thereby partially offsetting our exposure to fluctuations in the market. These instruments do, however, expose us to other risks, including the amount by which the contract price exceeds the spot price of a commodity, and nonperformance by the counterparties to these agreements. At December 31, 2007, we had no outstanding forward sales contracts, commodity put and call options contracts or other hedging positions.

Note 12: Business Segments

We are organized and managed by three segments, which represent our operating units and various exploration targets: The Lucky Friday unit, the Greens Creek unit, and the San Sebastian unit and various exploration activities in Mexico. General corporate activities not associated with operating units and their various exploration activities, as well as idle properties, are presented as “other.” We consider interest expense, interest income and income taxes general corporate expenses and are not allocated to our segments.

On June 19, 2008, we entered into an agreement to sell our wholly owned subsidiaries holding our business and operations in Venezuela, with the transaction closing on July 8, 2008. Prior to the sale, we reported a fourth segment, the La Camorra unit, representing our operations and various exploration activities in Venezuela. Our Venezuelan activities are reported as discontinued operations on the Condensed Consolidated Statement of Operations and Cash Flows for all periods presented (see Note 21. Revision of Previously Issued Financial Statements for Discontinued Operations). As a result, we have determined that it is no longer appropriate to present a separate segment representing our operations in Venezuela as for the years ended December 31, 2007, 2006 and 2005, and have revised the corresponding information for all periods presented.

On February 12, 2008, we announced an agreement to acquire the companies owning 70.3% of the Greens Creek mine, which, coupled with our current 29.7% ownership interest, will result in an aggregate 100% ownership of Greens Creek by various subsidiaries of ours. See Note 20 for further discussion of the transaction.

Sales of metal concentrates and metal products are made principally to custom smelters and metals traders. The percentage of sales from continuing operations contributed by each segment is reflected in the following table:

	Year Ended December 31,
	2007	2006	2005
Lucky Friday	52.7%	42.8%	30.6%
Greens Creek	47.3%	56.5%	51.6%
San Sebastian	—	0.7%	17.8%
	100%	100%	100%

The tables below present information about reportable segments as of and for the years ended December 31 (in thousands).

	2007	2006	2005
Net sales from continuing operations to unaffiliated customers:
Lucky Friday	$80,976	$52,422	$21,792
Greens Creek	72,726	69,208	36,728
San Sebastian	—	955	12,632
	$153,702	$122,585	$71,152
Income (loss) from operations:
Lucky Friday	$39,451	$20,886	$3,702
Greens Creek	35,212	35,919	9,268
San Sebastian	(9,338)	(3,783)	(7,804)
Other	(12,284)	(37,271)	(23,989)
	$53,041	$15,751	$(18,823)
Capital expenditures (including non-cash additions):
Lucky Friday	$24,778	$9,409	$10,277
Greens Creek	9,147	7,785	5,001
San Sebastian	148	57	200
Discontinued operations	7,236	10,429	30,743
Other	843	177	265
	$42,152	$27,857	$46,486
Depreciation, depletion and amortization:
Lucky Friday	$3,894	$3,565	$593
Greens Creek	8,440	8,192	7,067
San Sebastian	45	310	3,180
Other	243	661	621
	$12,622	$12,728	$11,461
Other significant non-cash items:
Lucky Friday	$18	$20	$13
Greens Creek	170	170	286
San Sebastian	51	(4,334)	38
Discontinued operations	1,017	1,753	1,521
Other	(19,261)	(45,645)	767
	$(18,005)	$(48,036)	$2,625
Identifiable assets:
Lucky Friday	$58,350	$33,118	$21,457
Greens Creek	70,671	71,560	64,235
San Sebastian	5,041	4,558	7,208
Discontinued operations	83,131	105,912	104,491
Other	433,544	131,121	74,775
	$650,737	$346,269	$272,166

The following is sales information by geographic area, based on the location of concentrate shipments and location of parent company for sales from continuing operations to metal traders, for the years ended December 31 (in thousands):

	2007	2006	2005
United States	$3,789	$2,806	$2,541
Canada	101,366	63,196	32,926
Mexico	122	4,793	4,999
United Kingdom	—	—	1,397
Japan	20,491	25,074	16,148
Korea	18,224	22,674	10,167
China	9,710	4,042	2,389
Other foreign	—	—	585
	$153,702	$122,585	$71,152

The following are our long-lived assets by geographic area as of December 31 (in thousands):

	2007	2006	2005
United States	$92,028	$71,580	$66,622
Venezuela	37,062	51,291	67,942
Mexico	3,218	3,115	3,368
	$132,308	$125,986	$137,932

Sales from continuing operations to significant metals customers as a percentage of total sales from continuing operations were as follows for the years ended December 31:

	2007	2006	2005
Teck Cominco Ltd.	65.9%	51.6%	38.3%
Korea Zinc	11.7%	14.6%	10.8%
Dowa/Sumitomo	5.8%	12.3%	8.1%

Note 13: Fair Value of Financial Instruments

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize in a current market exchange.

The carrying amounts for restricted cash and investments and current liabilities are a reasonable estimate of their fair values. Fair value for equity securities investments is determined by quoted market prices as recognized in the financial statements. Fair value of forward contracts are supplied by our counterparties and reflect the difference between the contract prices and forward prices available on the date of valuation. The discount rate is estimated using the rates currently offered for debt with similar remaining maturities. The estimated fair values of our financial instruments are as follows (in thousands):

	December 31,
	2007		2006
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
Financial assets (liabilities):
Short-term investments	$25,759	$25,759	$25,455	$25,455
Investments	$8,429	$8,429	$6,213	$6,213

Note 14: Income (Loss) per Common Share

We calculate basic earnings per share on the basis of the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the basis of the weighted average number of common shares outstanding during the period plus the effect of potential dilutive common shares during the period using the treasury stock method.

Potential dilutive common shares include outstanding stock options, restricted stock awards, stock units and convertible preferred stock for periods in which we have reported net income. For periods in which we reported net losses, potential dilutive common shares are excluded, as their conversion and exercise would be anti-dilutive.

A total of 2,170,316 shares of preferred stock were outstanding at December 31, 2007, of which 157,816 shares are convertible to common stock at the rate of 3.2154, and 2,012,500 shares are convertible to common stock at the minimum rate of 8.4502 until January 1, 2011.

The following table represents net earnings per common share – basic and diluted (in thousands, except earnings per share):

	Year ended December 31,
	2007	2006	2005
Numerator
Income (loss) from continuing operations	$68,157	$64,788	$(17,951)
Preferred stock dividends	(1,024)	(552)	(552)
Income (loss) from continuing operations applicable to common shares	67,133	64,236	(18,503)
Loss (income) on discontinued operations, net of tax	(14,960)	4,334	(7,409)
Net income (loss) applicable to common shares for basic and diluted earnings per share	$52,173	$68,570	$(25,912)
Denominator
Basic weighted average common shares	120,420	119,255	118,458
Dilutive stock options and restricted stock	651	447	—
Diluted weighted average common shares	121,071	119,702	118,458
Basic earnings per common share
Income (loss) from continuing operations	$0.56	$0.54	$(0.16)
Loss (income) from discontinued operations	$(0.13)	$0.03	$(0.06)
Net income (loss) applicable to common shares	$0.43	$0.57	$(0.22)
Diluted earnings per common share
Income (loss) from continuing operations	$0.56	$0.54	$—
Loss (income) from discontinued operations	$(0.13)	$0.03	$—
Net income (loss) applicable to common shares	$0.43	$0.57	$—

For the years ended December 31, 2007 and 2006, 138,700 shares and 1,371,981 shares, respectively, for which the exercise price exceeded our stock price, have been excluded from our calculation of earnings per share, as their conversion and exercise would have no effect on the calculation of dilutive shares.

All potentially dilutive common shares were excluded from our calculation of earnings per share for the year ended December 31, 2005, as our loss in that period would have rendered such shares anti-dilutive. Shares excluded for the year ended December 31, 2005, totaled 4,060,528.

Note 15: Other Comprehensive Income (Loss)

Due to the availability of U.S. net operating losses and related deferred tax valuation allowances, there is no tax effect associated with any component of other comprehensive income (loss). The following table lists the beginning balance, yearly activity and ending balance of each component of accumulated other comprehensive income (loss) (in thousands):

	Unrealized Gains (Losses) On Securities	Minimum Pension Liability Adjustment	Adjustment For SFAS No. 158	Change in Derivative Contracts	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income (Loss)
Balance January 1, 2005	$3,151	$(1,368)	$—	$(763)	$—	$1,020
2005 change	17,994	(31)	—	763	—	18,726
Balance December 31, 2005	21,145	(1,399)	—	—	—	19,746
2006 change	(16,197)	1,399	3,952	—	—	(10,846)
Balance December 31, 2006	$4,948	$—	$3,952	$—	$—	$8,900
2007 change	5,235	—	5,074	—	(7,146)	3,163
Balance December 31, 2007	$10,183	$—	$9,026	$—	$(7,146)	$12,063

Note 16: Investment in Greens Creek Joint Venture

The Greens Creek unit is operated through a joint venture arrangement, of which we own an undivided 29.7% interest in its assets. We have pledged our interest in the Greens Creek Joint Venture, which is held by Hecla Alaska LLC, our wholly owned subsidiary, as collateral under our $30.0 million revolving credit agreement (see Note 7 of Notes to Consolidated Financial Statements for further discussion). The remaining 70.3% owners are wholly owned subsidiaries of Kennecott Minerals, a subsidiary of Rio Tinto. Under the joint venture agreement, the joint participants are entitled to indemnification from each other and are severally liable only for the liabilities in proportion to their interest therein. If a participant defaults on its obligations under the terms of the joint venture, we could incur losses in excess of our pro-rata share of the joint venture. In the event any participant so defaults, the agreement provides certain rights and remedies to the remaining participants. These include the right to force a dilution of the percentage interest of the defaulting participant and the right to utilize the proceeds from the sale of the defaulting party’s share of products, or its joint venture interest in the properties, to satisfy the obligations of the defaulting participant. Based on the information available to us, we have no reason to believe that our joint venture participants with respect to the Greens Creek unit will be unable to meet their financial obligations under the terms of the agreement.

On February 12, 2008, we announced an agreement to purchase the equity of the Rio Tinto subsidiaries owning the remaining 70.3% interest in the Greens Creek mine. See Note 20 for further discussion.

The Greens Creek Joint Venture restated its historical financial statements as a result of the identification of reporting errors in periods prior to January 1, 2007, relating to the calculation of depletion and amortization. The Joint Venture determined that the calculations that had been used in periods prior to January 1, 2007, were not consistent with guidelines established by the Securities Exchange Commission (“SEC”), and, as a result, changed their methodology to calculate depletion and amortization using only historical capitalized costs, applied against remaining proven and probable reserve production estimates, valued using SEC approved pricing methodology. Accordingly, the Joint Venture restated the balance sheet as of December 31, 2007 and 2006, and the statements of operations, cash flows, and changes in venturers’ equity for the years ended December 31, 2006 and 2005. The restatement has not affected the consolidated financial statements of Hecla Mining Company because Hecla’s calculations of depletion and amortization were historically performed independently of those performed by the Joint Venture. The following summarized balance sheets as of December 31, 2007 and 2006, and the related summarized statements of operations for the years ended December 31, 2007, 2006 and 2005, are derived from the audited financial statements of the Greens Creek joint venture and reflect the restatements described above. The financial information below is presented on a 100% basis (in thousands).

Balance Sheet	2007	2006
Assets:
Current assets	$47,365	$53,436
Properties, plants and equipment, net	149,599	137,448
Securities held for reclamation fund	30,012	28,606
Total assets	$226,976	$219,490
Liabilities and equity:
Liabilities	$50,316	$48,044
Equity	176,660	171,446
Total liabilities and equity	$226,976	$219,490

Summary of Operations	2007	2006	2005
Net revenue	$252,960	$240,747	$132,146
Operating income	$128,217	$127,499	$30,588
Net income	$130,214	$129,235	$31,257

Our portion of the assets and liabilities of the Greens Creek unit are recorded pursuant to the proportionate consolidation method, whereby 29.7% of the assets and liabilities of the Greens Creek unit are included in our consolidated financial statements, subject to adjustments to conform with our accounting policies. We have adjusted the calculation of our asset retirement obligation as prepared on a 100% basis to arrive at our recorded liability of $5.1 million, as included in Note 5 of Notes to Consolidated Financial Statements. At December 31, 2007, the asset retirement obligation as recorded on a 100% basis was $28.3 million, which on a 29.7% basis would have been $8.4 million. Material adjustments to our calculation included differing assumptions of contingencies, interest rate and third-party future expenditures

Note 17: Related Party Transactions

Payments are made on behalf of the Greens Creek Joint Venture (“The Venture”) by Kennecott and its affiliates, which are related parties to the Venture, for payroll expenses, employee benefits, insurance premiums and other miscellaneous charges. These charges are reimbursed by the Venture monthly. We are a 29.7% partner in the Venture. Outstanding balances of reimbursable expenses, management fees and direct expenses of approximately $4.3 million and $3.3 million, on a 100% basis, remained at December 31, 2007 and 2006, respectfully.

Under the terms of the Joint Venture Agreement, Kennecott Greens Creek Mining Company (“KGCMC”), as manager of the Venture, receives a management fee equal to 4.25% of the first $1 million of total monthly cash operating expenditures (including capital investments) plus 1% of monthly expenditures in excess of $1 million. KGCMC also pays certain direct expenses associated with services provided to the Venture by Kennecott Minerals, Kennecott Utah Copper, Rio Tinto Services and Rio Tinto Procurement, which are related parties. KGCMC charged the following amounts to the Venture in the years ended December 31, 2007, 2006 and 2005 (on a 100% basis, in thousands):

	Years Ended December 31,
	2007	2006	2005
Management fees	$1,631	$1,388	$1,220
Direct expenses	2,433	1,385	988
Total	$4,064	$2,773	$2,208

In addition to the charges paid to KGCMC, the Venture contracts with Rio Tinto Marine, a related party, to act as its agent in booking shipping vessels with third parties. Rio Tinto Marine earns a 1.5% commission on shipping charges. Commissions paid totaled approximately $0.1 million for each of the years ended December 31, 2007, 2006 and 2005, respectively, on a 100% basis.

Beginning in 2004, the Venture contracted with Rio Tinto Procurement, a related party, to act as its agent in procurement issues. A fixed monthly fee is charged for procurement services, and charges are quoted for other related contracting and cataloging services. Charges paid, on 100% basis, totaled $0.2 million for each of the years ended December 31, 2007, 2006 and 2005.

On February 12, 2008, we announced an agreement to purchase the equity of the Rio Tinto subsidiaries owning the remaining 70.3% interest in the Greens Creek mine. As a result, the related party relationships described above between the Venture and Kennecott and its affiliates will terminate upon closure of the transaction, with the exception of certain transitional services to be provided by Kennecott and its affiliates on a temporary basis, in accordance with the acquisition agreement. See Note 20 for further discussion of the transaction.

In the fourth quarter of 2007, we committed to the establishment of the Hecla Charitable Foundation to operate exclusively for charitable and educational purposes, with a particular emphasis in those communities in which we have employees or operations. In December 2007, our Board of Directors made an unconditional commitment to donate 550,000 shares of our common stock, valued at $5.1 million as of the commitment date. Accordingly, the contribution was recorded as other expense, with a credit to stockholders’ equity as of and for the year ended December 31, 2007. The contributed shares of our common stock were issued to the Foundation in January 2008. The Hecla Charitable Foundation was established by Hecla as a not-for-profit organization which is seeking 501(c)(3) status from the Internal Revenue Service. Its financial statements are not consolidated by Hecla.

Note 18: Venezuelan Functional Currency Change

Effective January 1, 2007, we implemented a change in the functional currency for our discontinued Venezuelan operations from the U.S. dollar to the Bolívar, the local currency in Venezuela. This change only affected our discontinued Venezuelan operations, and the dollar will remain as the functional currency for all of our other operations. We had utilized the dollar as the functional currency for our discontinued Venezuelan operations since our acquisition in 1999. FASB Statement No. 52 (SFAS 52) requires that once the functional currency of a foreign operation is determined, that determination shall be used consistently unless significant changes in the economic facts and circumstances affecting the foreign operation indicate that the functional currency has changed. SFAS 52 lists six indicators to consider in identifying the functional currency of a foreign entity: cash flow, sales prices, sales market, expenses, financing, and intercompany transactions and arrangements. We changed the functional currency because a growing set of circumstances have affected the flow of funds and the relationship between Hecla Limited and Minera Hecla Venezolana, C.A., our wholly-owned subsidiary holding our Venezuelan interests. The following is a summary of how the functional currency indicators listed in SFAS 52 have been affected by recent changes in the economic facts and circumstances influencing our Venezuelan operations:

Cash Flows — Cash out-flows at our discontinued Venezuelan operations are primarily denominated in local currency. An estimated 70% of operating cash out-flows and 50% of capital and exploration cash out-flows for our discontinued Venezuelan operations were denominated in Bolívares in 2007. Formerly, the preponderance of cash needs was in dollars, with higher levels of dollar-denominated capital and exploration costs. Capital and exploration expenditures have declined at our discontinued Venezuelan operations from $38.3 million in 2005, to $16 million for 2006 and $11.1 million in 2007.

In addition, cash flows generated by our discontinued Venezuelan operations have become less readily available for remittance, due to increased currency exchange regulation that inhibits movement of currency between Venezuela and other countries (see the Currency and Related Risks discussion below).

Sales Markets — We have recently identified an active market in Venezuela for the gold that we produce there. Local sales now account for over one third of the total sales for our discontinued Venezuelan operations, and we have the ability to increase this portion. Prior to 2006, all of our gold produced in Venezuela was exported and denominated in dollars.

In addition, exchange controls in Venezuela prevent us from denominating our sales in dollars, even though prices are indexed to the dollar.

Expenses — An increased portion of our costs in 2007 were incurred locally, and therefore denominated in Bolívares. This is due, in part, to the completion of significant capital projects at the discontinued La Camorra unit, which have involved substantial dollar-denominated costs. A larger portion of our expenses are now related to mine development and operation activities, involving increased local labor, denominated in Bolívares, and fewer capital-related expenses that have historically been dollar-denominated.

Financing — Completion of significant capital projects and improved cash flows have reduced the likelihood of significant future financing at our discontinued Venezuelan operations.

Intercompany Transactions — There has been a significant decrease in the volume and dollar amount of intercompany transactions between our parent company and our discontinued Venezuelan operations. This is a result of the improved cash flows at our discontinued Venezuelan operations, coupled with more stringent currency exchange regulation in Venezuela.

Little has changed regarding the Sales Price indicator included in SFAS 52. Gold prices are driven solely by the international market, which is indexed in dollars. From the viewpoint of the Bolívar, prices are highly responsive to short-term changes in exchange rates, and competition is not relevant for gold sales. While we are now able to sell gold produced in Venezuela locally, prices for those sales are still indexed to the dollar.

In accordance with the provisions of SFAS 52, the balance sheet for our discontinued Venezuelan operations was recalculated as of January 1, 2007, so that all assets and liabilities are translated at the current exchange rate of 2,150 Bolívares to $1.00, the current fixed, official exchange rate. We will use the official exchange rate pursuant to guidance from the AICPA’s International Practices Task Force. As a result, the dollar value of non-monetary assets, previously remeassured at historical exchange rates, has been significantly reduced, with a translation adjustment recorded to equity as a component of accumulated other comprehensive income. The functional currency change resulted in a reduction of approximately $7.1 million in net assets upon adoption on January 1, 2007, with a translation adjustment for the same amount recorded to the beginning balance of accumulated other comprehensive income. On July 8, 2008, we completed the sale of our discontinued Venezuelan operations, resulting in the recognition of the $7.1 million translation adjustment as a component of the Loss on impairment of discontinued operations, net of tax, on our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) (Unaudited) filed on Form 10-Q for the quarter ended June 30, 2008. See Note 21 for more information on the sale. If the official exchange rate increased by 10% prior to the sale of our discontinued Venezuelan operations, the resulting additional reduction in net assets would have been approximately $4.8 million.

Note 19: Hollister Sale

In April 2007, we completed the sale of our interest in the Hollister Development Block gold exploration project in Nevada to our former partner, Great Basin Gold, Inc., for $45 million in cash and $15 million in Great Basin Gold common stock, based on the average closing share price for the 20 trading days prior to the announcement of the transaction. The number of shares of Great Basin Gold stock transferred to Hecla was 7,930,214, which had a current value of $18.6 million as of the close of market on April 18, 2007, the last price prior to the closing of the transaction. We spent approximately $31.6 million to develop an underground ramp and conduct underground exploration at Hollister toward meeting the requirements of an earn-in agreement with Rodeo Creek Gold, Inc., a wholly owned subsidiary of Great Basin Gold, and most of these costs were treated as exploration and pre-development expense as incurred. As a result of the sale, we recognized a pre-tax gain of $63.1 million in the second quarter of 2007.

Note 20: Subsequent Events

Agreement to acquire 70.3% of Greens Creek

On February 12, 2008, we announced an agreement with Kennecott Minerals, a subsidiary of Rio Tinto, to purchase all of the equity of the Rio Tinto subsidiaries that hold a 70.3% interest in the Greens Creek mine for $750 million. The acquisition will give our various subsidiaries control of 100% of the Greens Creek mine, as our wholly-owned subsidiary, Hecla Alaska LLC, currently owns an undivided 29.7% joint venture interest in the assets of Greens Creek.

The $750 million purchased price will be comprised of $700 million in cash and $50 million in our common stock. We have received $400 million in committed debt financing, which, together with available cash, will be used to fund the acquisition. We have paid Rio Tinto a $15 million non-refundable deposit. Closing of the transaction is expected to occur in the second quarter of 2008, subject to customary conditions.

Agreement to acquire Independence

On February 13, 2008, we announced an agreement to acquire substantially all of the assets of Independence Lead Mines Company (“Independence”), located in northern Idaho’s Silver Valley, for 6,936,884 shares of our common stock, which had an estimated fair value of $81.6 million at February 28, 2008. Included in the assets to be acquired is a land position near our Lucky Friday unit in the Silver Valley, where we have initiated a significant generative exploration program. The assets to be acquired also include mining claims held by Independence pertaining to an agreement with the Lucky Friday mine, which includes all future interest or royalty obligation by Hecla to Independence. The transaction is subject to approval by the shareholders of Independence, and Independence is subject to a $1.25 million transaction break-up fee under specific circumstances associated with the agreement. Completion of the transaction is expected to take place in the second quarter of 2008.

Acquisition of San Juan Silver Mining Joint Venture earn-in rights

On February 21, 2008, we announced that our wholly-owned subsidiary, Rio Grande Silver Inc., acquired the right to earn into a 70% interest in the San Juan Silver Joint Venture, which holds an approximately 25-square-mile consolidated land package in the Creede Mining District of Colorado. The agreement consists of a three-year buy-in with a total value of $23.2 million, consisting of exploration work and cash. We can earn up to a 70% joint interest by paying Emerald Mining & Leasing, LLC, and Golden 8 Mining, LLC, a total of $11.2 million in common stock, by spending $6 million in exploration on the property during the first year, and by committing to an additional total of $6 million in exploration work over the subsequent two years.

Acquisition of Silver Valley properties

On January 24, 2008, we issued 118,333 unregistered common shares to acquire properties in the Silver Valley of Northern Idaho.

Note 21: Revision of Previously Issued Financial Statements for Discontinued Operations

During the second quarter of 2008, the Company committed to a plan to sell all of the outstanding capital stock of El Callao Gold Mining Company (“El Callao”) and Drake-Bering Holdings B.V. (“Drake-Bering”), our wholly owned subsidiaries which together owned the Company’s business and operations in Venezuela, the “La Camorra unit.” On June 19, 2008, the Company announced that it had entered into an agreement to sell 100% of the shares of El Callao and Drake-Bering to Rusoro for $20 million in cash and 4,273,504 shares of Rusoro common stock and we incurred a loss on impairment of our discontinued Venezuelan operations of $11.4 million during the second quarter of 2008. The transaction closed on July 8, 2008. As a result of the sale, we have revised our historical financial statements for the years ended December 31, 2007, 2006 and 2005 to report the results of our Venezuelan operations as discontinued operations.

The following table details selected financial information included in the loss from discontinued operations in the consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year ended December 31,
	2007	2006	2005
Sales of products	$68,920	$96,310	$39,009
Cost of sales and other direct production costs	(52,212)	(53,235)	(27,432)
Depreciation, depletion and amortization	(14,557)	(27,039)	(9,622)
Exploration expense	(3,885)	(5,558)	(8,261)
Other operating income (expense)	(1,175)	633	(167)
Gain on disposition of properties, plants, equipment and mineral interests	—	106	—
Provision for closed operations	(1,347)	(40)	(312)
Interest income	672	399	275
Foreign exchange loss	(12,003)	(4,851)	(829)
Income tax benefit (provision)	627	(2,391)	(70)
Loss (income) from discontinued operations	$(14,960)	$4,334	$(7,409)